EXHIBIT 10.1

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

This Agreement is made effective as of March 9, 2009 (“Effective Date”) between MGC RESOURCES INC., a Nevada corporation, whose address for the purpose of this agreement is 600 Lola Street Suite 10, Helena, Montana 59601 (“MGC”), and BARRICK GOLD EXPLORATION INC., a Delaware corporation with an office at 293 Spruce Road, Elko, Nevada 89801 (“Barrick”).

RECITALS

A.        MGC owns record title to or holds a leasehold or other contractual interest in certain fee lands and unpatented mining claims and millsites in Pershing County, State of Nevada, which properties are described in Exhibit A and defined in Exhibit C (the “Properties”).

B.        MGC desires to grant exclusively to Barrick all of MGC’s rights to explore, to develop and to exercise all other uses of the Properties incident to the exploration and development thereof, including without limitation, the reclamation of the Properties.

C.        MGC further desires to grant to Barrick an exclusive right to earn an interest in and to enter into a joint venture with MGC for the purposes of developing and, if justified, mining of mineral resources within the Properties, all as set forth in this Agreement.

D.        Barrick desires to explore, to develop, and to exercise all other uses of the Properties incident to the exploration thereof, including without limitation, the reclamation of the Properties.

E.        Barrick further desires to earn an interest in and to enter into a joint venture with MGC for the purposes of developing and, if justified, mining of mineral resources within the Properties, all as set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, MGC and Barrick agree as follows:

ARTICLE I

DEFINITIONS AND CROSS-REFERENCES

A.        Definitions. The terms defined in Exhibit C and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.

B.        Cross-References. References to “Exhibits,” “Articles,” “Sections” and “Subsections” refer to Exhibits, Articles, Sections and Subsections of this Agreement. References to “Paragraphs” and “Subparagraphs” refer to paragraphs and subparagraphs of the referenced Exhibits.

C.        Interpretation. Use of the word “including” in this Agreement shall mean “including without limitation.”

ARTICLE II

NAME, PURPOSES AND TERM

D.        General. MGC and Barrick hereby enter into this Agreement for the purposes hereinafter stated. All of the rights and obligations of the Participants in connection with the Assets, the Area of Interest and all Operations shall be subject to and governed by this Agreement.

E.        Name. If the Participants elect to enter into a joint venture as provided in Section 5.4, the Assets shall be managed and operated by the Participants under the name of the Spring Valley Venture. The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

F.        Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Participants accomplishes such purposes:

1.	to conduct Exploration on the Properties or within the Area of Interest,
2.	to acquire additional interests in the Properties or within the Area of Interest.
3.	to evaluate the possible Development and Mining of the Properties, and, if justified, to engage in Development and Mining,
4.	to engage in Operations on the Properties,
5.	to engage in marketing Products, to the extent provided by Article XI,
6.	to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties, and
7.	to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

G.        Limitation. Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationships of the Participants as set forth in Article IV.

H.        Term. Unless earlier terminated as provided herein, the term of this Agreement shall be for 20 years from the Effective Date and for so long thereafter as Products are produced from the Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, any required Environmental Compliance is completed and accepted and the Participants have agreed to a final accounting, unless this Agreement is earlier terminated as herein provided. For purposes hereof, Products shall be deemed to be produced from the Properties on a “continuous basis” so long as production in commercial quantities is not halted for more than 365 consecutive days.

ARTICLE III

REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS; INDEMNITIES

I.              Representations and Warranties of Both Participants. As of the Effective Date, each Participant warrants and represents to the other that:

1.

it is a corporation duly organized and in good standing in its state of incorporation and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

2.

it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

3.	it will not breach any other agreement or arrangement by entering into or performing this Agreement;
4.	it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement; and
5.

this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms. ; provided, however, that no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability, and this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

J.            Representations and Warranties of MGC. As of the Effective Date, MGC makes the following representations and warranties to Barrick:

1.

With respect to those Properties MGC owns in fee simple, if any, except as otherwise set forth in Exhibit A, MGC is in exclusive possession of such Properties and owns such Properties free and clear of all Encumbrances or defects in title arising by, through or under MGC except those specifically identified in Exhibit A.

2.

With respect to those Properties in which MGC holds an interest under the Mining Leases or other contracts: (i) MGC is in exclusive possession of such Properties, except as otherwise set forth in Exhibit A; (ii) MGC has not received any notice of default of any of the terms or provisions of such Mining Leases and other contracts; (iii) MGC has the authority under such Mining Leases or other contracts to perform fully its obligations under this Agreement; (iv) to MGC’s knowledge, such Mining Leases and other contracts are valid and are in good standing; (v) MGC has no knowledge of any act or omission or any condition on the Properties which could be considered or construed as a default under any such Mining Leases or other contracts; and (vi) to MGC’s knowledge, such Properties are free and clear of all Encumbrances or defects in title arising by, through, or under MGC except for those Encumbrances specifically identified in Exhibit A.

3.

MGC has delivered to or made available for inspection by Barrick all Existing Data in its possession or control, and true and correct copies of all leases or other contracts relating to the Properties.

4.

With respect to unpatented mining claims and millsites located by MGC (the “MGC Located Claims”) that are included within the Properties, as identified in Exhibit A, except as provided in Exhibit A and subject to the paramount title of the United States: (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 8.2(k) as required to hold the MGC Located Claims through the assessment year ending September 1, 2009; (v) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) the claims are free and clear of Encumbrances or defects in title arising by, through, or under MGC; and (vii) MGC has no knowledge and has not been notified by a third party of conflicting mining claims held or asserted by third parties. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the MGC Located Claims contains a valuable mineral deposit or that the MGC Located Claims constitute a compact group of contiguous claims free of interior gaps or fractions.

5.

With respect to unpatented mining claims and millsites not located by MGC (the “MGC Acquired Claims”) but which are included within the Properties, as identified in Exhibit A, except as provided in Exhibit A and subject to the paramount title of the United States: (i) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 8.2(k) as required to hold the MGC Acquired Claims through the assessment year ending September 1, 2009; (ii) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) the claims are free and clear of Encumbrances or defects in title arising by, through, or under MGC; and (iv) MGC has no knowledge and has not been notified by a third party of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the MGC Acquired Claims contains a valuable discovery of minerals, or that the MGC Acquired Claims constitute a compact group of contiguous claims free of interior gaps or fractions.

6.

With respect to the Properties, except as set forth in Exhibit A, to MGC’s knowledge, there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions pertaining to the Properties to which MGC was a party which have not been for fair consideration.

7.	Except as to matters otherwise disclosed in writing (whether transmitted electronically, by facsimile, by courier, by mail, or in person) to Barrick prior to the Effective Date,

(i)        to MGC’s knowledge, the conditions existing on or with respect to the Properties and its ownership and operation of the Properties are not in violation of any Laws (including without limitation any Environmental Laws), nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Properties or in the general vicinity of the Properties, other than as may be allowed under the Existing Permits;

(ii)       to MGC’s knowledge, there have been no past violations by it or by any of its predecessors in title of any Environmental Laws or other Laws affecting or pertaining to the Properties, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Properties (“Environmental Damage”), other than as may be allowed under the Existing Permits; and

(iii)      MGC has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement. For a representation or warranty made to a Participant’s “knowledge,” the term “knowledge” shall mean actual knowledge on the part of the officers, employees, and agents of the representing Participant or of facts that would reasonably lead to the indicated conclusions, without independent inquiry.

K.        Disclosures. Each of the Participants represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations and warranties in this Article from being materially misleading. MGC has disclosed to Barrick all information it reasonably believes to be relevant concerning the Assets and has provided to or made available for inspection by Barrick all such information, but does not make any representation or warranty, express or implied, as to the accuracy, reliability or completeness of the information (except as provided in Section 3.2) or as to the boundaries or value of the Assets. Each Participant represents to the other that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and any mineral potential or mineralization associated therewith, and upon its own geologic and engineering interpretations related thereto.

L.        Record Title. Until Barrick has earned its interest in the Properties as provided in Section 5.3, title to the Assets shall be held by MGC. If the Participants enter into a joint venture as provided in Section 5.4, title to the Assets shall be held by the Participants as tenants in common, subject to the terms and conditions of this Agreement, as their Participating Interests are determined pursuant to this Agreement.

M.       Loss of Title. Prior to the time that Barrick has completed its Initial Contribution, any failure or loss of title to the Assets caused by the gross negligence or willful misconduct of Barrick, and all costs associated therewith, shall be borne solely by Barrick and not included in Exploration Expenditures. All costs of curing or defending title to the Assets with respect to claims asserted or litigation commenced during the Exploration Period shall be borne by Barrick and may be included in Exploration Expenditures. Any costs of curing or defending title to the Assets relating to claims asserted or litigation commenced prior to the Effective Date shall be borne solely by Midway. Upon completion of Barrick’s Initial Contribution, any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account, except that throughout the term of this Agreement all costs and losses arising out of or resulting from breach of the representations and warranties of MGC as to title shall be charged to MGC.

N.        Royalties, Production Taxes and Other Payments Based on Production. All required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities shall be determined and made by the Manager on behalf of each Participant in proportion to its Participating Interest, and charged against each Participant’s interest in the production of Products.

O.	Indemnities/Limitation of Liability.
1.

Each Participant shall defend, indemnify and hold the other Participant, its directors, officers, employees, agents and attorneys, and Affiliates (collectively “Indemnified Participant”) harmless from and against the entire amount of any Material Loss. A “Material Loss” shall mean all costs, expenses, damages or liabilities, including reasonable attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Participant (“Indemnifying Participant”) of any representation, warranty or covenant contained in this Agreement, including without limitation:

(iv)      any Material Loss arising out of Operations conducted by it during the Exploration Period;

(v)       any action taken for or obligation or responsibility assumed on behalf of the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates by a Participant, any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of Section 4.1;

(vi)      failure of a Participant or its Affiliates to comply with the non-compete or provisions of Section 12.6;

(vii)     failure of a Participant or its Affiliates to comply with the preemptive right under Section 15.3 and Exhibit G.

A Material Loss shall not be deemed to have occurred until, in the aggregate, an Indemnified Participant incurs losses, costs, damages or liabilities in excess of Two Hundred Thousand Dollars ($200,000.00) relating to breaches of warranties, representations and covenants contained in this Agreement.

2.

If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant. The Indemnified Participant’s failure to provide such notice promptly, however, shall not relieve the Indemnifying Participant of any of its obligations under this Section 3.7 unless the Indemnifying Participant is materially prejudiced by such failure. At the request of any Indemnified Participant, the Indemnifying Participant shall defend the Indemnified Participant against any Liabilities for which the Indemnifying Participant is required to indemnify and hold harmless the Indemnified Parties pursuant to the indemnity provisions set forth in this Agreement. Subject to the Indemnified Participant’s approval, which shall not be unreasonably withheld, delayed or conditioned, the Indemnifying Participant shall retain legal counsel for the purpose of defending any Indemnified Participant in such suit or action. The Indemnified Participant shall have the right to retain legal counsel, at its expense, to participate in the defense of any such suit or action. No such suit or action shall be settled, discontinued, nor shall judgment be permitted to be entered without the written consent of the Indemnified Participant, which consent shall not be unreasonably withheld, delayed or conditioned. Any damages to the assets or business of the Indemnified Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant. Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand.

ARTICLE IV

RELATIONSHIP OF THE PARTICIPANTS

P.        No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner or the venturer of the other, or, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, or to create any fiduciary relationship between them. The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture. Neither Participant, nor any of its directors, officers, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein, and any such action or assumption by a Participant’s directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by such Participant of this Agreement. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.

Q.        Federal Tax Elections and Allocations. The Participants elect to be excluded from Subchapter K of Section 761(a) of the United States Internal Revenue Code of 1986, as amended. The Participants shall make such filings as are required to exclude the Business from Subchapter K and shall report their shares of tax items of the Business in a manner consistent with an election out of Subchapter K.

R.        State Income Tax. To the extent permissible under applicable law, the relationship of the Participants shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

S.        Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with the Business, without consulting with, or obligation to, the other Participant. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to the Business nor to any other activity or operation of either Participant. Neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or, except as otherwise provided in Section 12.6, within the Area of Interest after the termination of the Agreement. Unless otherwise agreed in writing, neither Participant shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by such Participant.

T.        Waiver of Rights to Partition or Other Division of Assets. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

U.        Transfer or Termination of Rights to Properties. Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

V.        Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

W.       No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Participants and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency.

ARTICLE V

CONTRIBUTIONS BY PARTICIPANTS

X.        Exploration Rights and Obligations. During the Exploration Period and subject to Barrick making the Exploration Expenditures as provided in Section 5.2, MGC grants to Barrick the exclusive right to conduct Exploration on the Properties and the option to earn an undivided sixty percent (60%) interest in the Properties.

1.

Except as to the first year’s Exploration Expenditures, which is a firm commitment, and subject to Barrick incurring the minimum required annual Exploration Expenditures under Section 5.2 below, Barrick shall have the sole right to determine the nature, timing, scope, extent and method of all Operations during the Exploration Period, without any obligation to hold meetings of the Management Committee, to prepare Programs and Budgets for review, comment or approval by MGC, or to obtain the approval or consent of MGC or the Management Committee. Barrick shall conduct all such Operations in a manner consistent with the standards set forth in the first sentence of Section 8.3, and in conducting such Operations Barrick shall be required to fulfill all of the applicable obligations of the Manager set forth in Subsections 8.2(c), (e), (f), (g(i)), and (q). In addition, until Barrick has completed its Initial Contribution it shall not be entitled (without MGC’s prior written consent) or required to perform the activities described in Subsections 8.2(g), (i), and (l) that would otherwise require consent of the Management Committee or of both participants as applicable. For all such Operations, Barrick shall provide for accrual of reasonably anticipated Environmental Compliance expenses, which may be included as Exploration Expenditures, and upon completion of its Initial Contribution, Barrick shall transfer any accrued but unexpended amounts to the Environmental Compliance Fund established under Paragraph 2.14 of Exhibit B. Prior to completion of its Initial Contribution, Barrick, in lieu of any reporting requirements under Section 8.2, shall:

(i)        within 60 days following each anniversary of the Effective Date, provide MGC with a reasonably detailed written report of all Operations conducted during the preceding Agreement year, with a copy of all data, in digital format, including PDF, JPG, ASCII, DXF, Access, Excel, PowerPoint software/file formats copied to an Annual, Comprehensive Project Data update CD or DVD. The annual report will also include a statement of Exploration Expenditures incurred during the annual period in question (as well as such back-up information as is reasonably necessary for MGC to confirm the reported amounts and nature of the reported Exploration Expenditures) and a summary of the upcoming year’s planned Operations;

(ii)       provide MGC with quarterly update reports, including all material data received during the period, including assays, drill logs and drill hole locations within thirty (30) days following the end of each calendar quarter, which shall include a current estimate of Exploration Expenditures incurred; and

(iii)      make available for inspection and copying by MGC when reasonably requested by MGC all factual data and information and interpretive reports, studies and analyses concerning the Properties, and make all core and other samples available for inspection by MGC.

Barrick makes no representation or warranty, express or implied, as to the accuracy of the data and information provided to MGC in accordance with (i), (ii) and (iii) above, but does represent and warrant that the data and information will be complete, in a form that can be independently verified as per industry standards and timely, and will consist of all of the material data and information available for the periods covered.

2.	MGC shall provide Barrick with written notice of any exceptions it may have to the annual statement of Exploration Expenditures submitted to it as provided above within three months after receipt of the statement. Failure to provide such notice within the three-month period shall constitute acceptance by MGC of the stated Exploration Expenditures. During that three-month period, as reasonably requested by MGC, Barrick shall make available to MGC and its representatives all back-up data and information used by Barrick to calculate the reported Exploration Expenditures, in order to allow MGC to confirm the amounts and nature of the reported Exploration Expenditures. If MGC identifies any shortfall in Exploration Expenditures for an annual period, it shall notify Barrick, and the amount of any such shortfall shall be paid by Barrick to MGC within 30 days after Barrick’s receipt of such notice.

3.

During the Exploration Period, MGC and its representatives, at MGC’s sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, and in a reasonable manner conforming to Barrick’s safety rules and regulations and so as not to unreasonably interfere with Barrick’s operations, to go upon the Properties for the purpose of inspecting those Operations and confirming that Barrick is conducting its Operations in the manner required by this Agreement.

4.

Barrick and MGC each agrees to carry such insurance, covering its respective employees conducting Operations at or on the Properties for Barrick, and will fully comply with the requirements of the statutes of the State of Nevada pertaining to worker’s compensation and occupational disease and disabilities as are now in force or as may be hereafter amended or enacted. In addition, during the Exploration Period, Barrick agrees to comply with the insurance standards set forth in Exhibit F.

Y.	Barrick’s Obligations During the Exploration Period.
1.

During the Exploration Period, to maintain its option to earn a 60% interest in the Properties under this Agreement, Barrick shall incur the amounts of Exploration Expenditures by the dates set forth below. The obligation to incur at least $4,000,000 in Exploration Expenditures during the first period beginning on Effective Date and ending on December 31, 2009 is a firm commitment. In subsequent periods, Barrick is not obligated to make any additional Exploration Expenditures.

Date	Exploration Expenditures	Aggregate
By December 31, 2009	$ 4,000,000	$ 4,000,000
By December 31, 2010	$ 5,000,000	$ 9,000,000
By December 31, 2011	$ 7,000,000	$ 16,000,000
By December 31, 2012	$ 7,000,000	$ 23,000,000
By December 31, 2013	$ 7,000,000	$ 30,000,000

2.

At its sole discretion, if Barrick has timely incurred the required amounts of Exploration Expenditures to earn a 60% interest in the Properties, then Barrick will have the exclusive option to earn an additional 10% interest in the Properties (70% total) by incurring an additional $8,000,000 in Exploration Expenditures on or before December 31, 2014, for an aggregate of $38,000,000 in Exploration Expenditures. Barrick shall give MGC written notice as to whether or not Barrick intends to earn the additional 10% interest no later than 30 days after earning a 60% interest and confirmation or deemed confirmation by MGC of acceptance of the expenditures. If Barrick fails to timely provide such notice, then Barrick shall be deemed to have made an election not to acquire the additional 10% interest, and the provisions of Subsection 5.4(a)(i) shall apply.

3.

If Barrick has timely incurred the required amounts of Exploration Expenditures to earn a 70% interest in the Properties, and MGC has exercised its option to enter into a joint venture pursuant to Subsection 5.4(a), then MGC at its sole discretion will have the exclusive option (the “Carry Option”) to require Barrick to: (i) fund MGC’s proportionate share of the Exploration Expenses in excess of $38,000,000 that are incurred prior to a decision by the Management Committee to approve a Program and Budget for the Development and construction of a mine based on the Management Assessment Study by Barrick; and (ii) arrange financing for MGC Development Costs until the commencement of Commercial Production. If Barrick complies with those obligations, it will earn an additional 5% Participating Interest (75% total). If MGC elects to exercise the Carry Option, MGC shall give Barrick written notice of its election no later than 120 days after MGC has given notice to Barrick of MGC’s confirmation that Barrick has incurred a total of $38,000,000 in Exploration Expenditures. If Barrick earns the additional 5% interest, Barrick shall recover the MGC Development Costs that it incurs, plus accrued interest as described below, from, but only from, 90% of MGC’s share of Products from the Properties. The amount of MGC Development Costs advanced by Barrick shall bear interest from the date incurred until recovered at an annual rate equal to the Prime Rate plus 2%.

4.	Any Exploration Expenditures incurred in any period in excess of the amount required for that period shall apply against any future year’s obligation.
5.

Except as otherwise set forth in Subsection 5.2(f), in the event of a shortfall in Exploration Expenditures is anticipated by Barrick during any period, Barrick may elect to maintain this Agreement in force by paying to MGC the difference between the required and actual Exploration Expenditures for the period no later than the end of the period.

6.	Barrick’s failure to make Exploration Expenditures in accordance with the provisions of Subsection 5.2(a) above, or to pay cash in lieu under Subsections

5.1(b) or 5.2(e) above, if not cured within 30 days after notice by MGC of such default, shall be deemed to be a withdrawal of Barrick from the Business, and this Agreement shall terminate. Upon such event, Barrick shall have no further right, title or interest in the Assets and it shall take such actions as are necessary to ensure that all Assets are free and clear of any Encumbrances arising by, through or under it, except for such Encumbrances to which the Participants may have agreed. Subject to Subsection 5.2(g) below, Barrick’s withdrawal shall be effective upon such failure, but such withdrawal shall not relieve Barrick of its obligation to MGC to fund Operations up to the amount of Barrick’s contractual obligations to third parties, nor shall such withdrawal relieve Barrick of its responsibility to fund and satisfy Barrick’s liabilities to third persons (regardless of whether such liabilities accrue before or after such withdrawal), including Environmental Liabilities, Continuing Obligations and Environmental Compliance, arising out of Barrick’s Operations with respect to the Properties under this Agreement prior to Barrick’s withdrawal. In addition, if such failure pertains to the first annual period after the Effective Date, then Barrick shall, at MGC’s election, either (i) pay to MGC the difference between the amount of Exploration Expenditures actually incurred and $4,000,000, although in that event such a payment shall not allow Barrick to maintain the Agreement in force, or (ii) complete the expenditure of the required amount of Exploration Expenditures in a timely and miner-like manner. Except as provided in this Subsection, Barrick’s withdrawal shall relieve Barrick from any other obligation to make contributions hereunder.

7.

During the Exploration Period, Barrick shall timely perform or cause to be performed all actions required of MGC under the Mining Leases and other contracts, timely perform or cause to be performed all assessment and other work, and timely pay all payments required under the Mining Leases and other contracts, real property taxes and other costs, including Governmental Fees, required by Law in order to maintain the unpatented mining claims, mill sites, tunnel sites and fee properties included within the Properties, and to timely make all required filings and recordings associated therewith and provide notice to MGC of the same. If Barrick withdraws from or terminates this Agreement on or after May 15th of any calendar year during the Exploration Period, Barrick shall nonetheless be obligated to timely and properly pay all Governmental Fees required to maintain all of the unpatented mining claims, mill sites and tunnels sites included within the Properties through the next subsequent assessment year, and to timely make all required filings and recordings associated therewith.

8.

Barrick acknowledges that there are existing disturbances at the Properties which are subject to existing reclamation obligations, which Barrick shall timely perform in conducting Operations during the Exploration Period. Following the Effective Date, MGC shall, to the extent allowed by applicable Law, maintain each Existing Permit in full force and effect and MGC shall allow Barrick to use and operate under each such Existing Permit until Barrick has obtained a replacement permit (or any alternative permit as it desires) in its own name. Barrick and MGC shall use commercially reasonable efforts to obtain replacements for the Existing Permits (and related Existing Bonds, as defined below) as expeditiously as possible. MGC shall maintain any related bond, letter of credit, guarantee or other security or support required by Law for each such Existing Permit (the “Existing Bonds”) until Barrick has finalized the transfer or replacement of such Existing Permit and any corresponding Existing Bond. Barrick agrees to reimburse MGC for bond premiums, fee payments and other direct costs incurred by MGC in connection with the maintenance of the Existing Permits and the Existing Bonds after the Effective Date, up to the date that the transfer or reissuance of the Existing Permit occurs and the Existing Bond related thereto is released. Such costs (not including any principal amount of any bond) shall constitute Exploration Expenditures hereunder. If MGC receives a notice of violation under any Existing Permit following the Effective Date but before the transfer or replacement of such Existing Permit, which is based on or arises out of the Operations of Barrick after the Effective Date, MGC will promptly notify Barrick, and Barrick shall use commercially reasonable efforts to cure such violation and any obligation or liability associated therewith as provided in Section 3.7 above. If Barrick fails to incur the Exploration Expenditures necessary to earn a 60% interest in the Properties as provided in Section 5.2(a), MGC and Barrick shall use commercially reasonable efforts to obtain replacements in the name of MGC for the Existing Permits and any new permits acquired by Barrick (and related Existing Bonds, or new bonds) as expeditiously as possible.

Z.        Barrick’s Initial Contribution. Barrick shall have the right, but except as provided in Subsection 5.3(a), not the obligation to make the following investments as its Initial Contribution.

1.

Upon timely incurring Exploration Expenditures in an amount at least equal to $30,000,000, Barrick shall provide notice thereof to MGC, such notice shall include a statement setting forth the Exploration Expenditures incurred in reasonable detail, and, subject to confirmation by MGC of the amount of Exploration Expenditures incurred, as set forth in Subsection 5.1(a)(i), Barrick shall earn an interest in the Properties to be determined as follows.

(iv)      If Barrick timely incurs Exploration Expenditures in an amount at least equal $30,000,000 during the Exploration Period, in accordance with the provisions of Subsection 5.2(a), but elects not to earn an additional 10% interest, Barrick shall earn a 60% interest in the Properties. MGC shall convey or assign (by special warranty deed or other appropriate conveyance of that nature) to Barrick an undivided 60% interest in the Properties within 10 days after notifying Barrick that it has confirmed that Barrick has timely incurred the required amount of Exploration Expenditures.

(v)       Upon timely incurring Exploration Expenditures in an amount at least equal to $38,000,000, Barrick shall provide notice thereof to MGC and such notice shall include a statement setting forth the Exploration Expenditures incurred in reasonable detail. If Barrick timely incurs Exploration Expenditures of at least $38,000,000 during the Exploration Period, in accordance with the provisions of Subsection 5.2(b), Barrick shall earn a 70% interest in the Properties. MGC shall convey or assign (by special warranty deed or other appropriate conveyance of that nature) to Barrick an undivided 70% interest in the Properties within 10 days after notifying Barrick that it has confirmed that Barrick has timely incurred the required amount of Exploration Expenditures.

(vi)      If Barrick elects to earn an additional 10% interest in the Properties as provided in Subsection 5.2(b), but fails to incur Exploration Expenditures of at least $38,000,000 in the one year immediately following vesting at 60%, then Barrick’s interest in the Properties shall remain at 60% and MGC shall convey or assign (by special warranty deed or other appropriate conveyance of that nature) to Barrick an undivided 60% interest in the Properties within 10 days after receiving notice from Barrick that Barrick did not incur $38,000,000 in the one year immediately following vesting at 60%. The provisions of Section 5.4 shall then apply.

(vii)     Within 45 days of any notice delivered by Barrick pursuant to this Subsection 5.3(a) Barrick shall submit a proposed Budget for Operations going forward from and after the date of such proposal through the commencement of Commercial Production, and a proposed Program and Budget for the next year. With respect to the proposed Program and Budget for the next year only, unless (A) Barrick makes the election to earn an additional interest pursuant to Subsection 5.2(b), or (B) MGC elects not to go forward with a joint venture as provided in Subsection 5.4(d), MGC shall have a period of 75 days (rather than 30 days) to submit the response called for in Section 9.4.

2.

If Barrick has earned a 70% interest in the Properties and MGC elects to exercise the Carry Option as provided in Subsection 5.2(c), upon completion of construction of the mine, Barrick shall earn an additional 5% interest in the Properties. Upon the commencement of Commercial Production, Barrick shall provide notice thereof to MGC and such notice shall include a statement setting forth the amount of MGC Development Costs advanced by Barrick in reasonable detail. MGC shall convey or assign to Barrick an undivided 5% interest in the Properties within 10 days after notifying Barrick that it has confirmed that Barrick has timely incurred the required amount of MGC Development Costs advanced by Barrick. MGC shall have the right to audit the amount of reported MGC Development Costs in the same manner as set forth in Subsection 5.1(b).

AA.	Joint Venture Option.
1.	MGC shall have a period of 120 days from the last of the following events to occur to elect to enter into a joint venture with Barrick with respect to the Properties:

(viii)    upon receipt of notice from Barrick as provided in Subsection 5.3(a), if Barrick elects not to earn an additional 10% interest as provided in Subsection 5.2(b),

(ix)      upon receipt of notice from Barrick as provided in Subsection 5.3(a)(ii), if Barrick elects to and earns an additional 10% interest as provided in Section 5.2(b), or

(x)       upon receipt of notice from Barrick as provided in Subsection 5.3(a)(iii), if Barrick fails to timely incur an additional $8,000,000 in Exploration Expenditures.

2.

MGC shall exercise its option to enter into a joint venture by written notice to Barrick. If MGC fails to give notice to Barrick within the applicable 120-day period, MGC shall be deemed to have elected to enter into a joint venture with Barrick with respect to the Properties.

3.

If MGC elects or is deemed to have elected to enter into a joint venture this Agreement shall govern the relationship, obligations and rights of the Participants in the joint venture and the following shall occur.

(xi)      As its Initial Contribution, MGC shall contribute the Assets described in Exhibit A to the purposes of this Agreement.

(xii)     As its Initial Contribution, Barrick shall contribute its funding of Exploration Expenditures to the purposes of this Agreement.

(xiii)    The Participants’ Participating Interests and Equity Accounts shall be established as follows:

(A)      If Barrick has incurred a total of $30,000,000 in Exploration Expenditures and has earned a 60% interest in the Properties, then the Participating Interests of the Participants shall be:

Barrick – 60%
MGC – 40%

and the amounts of $36,000,000 and $24,000,000 shall be credited to Barrick’s and MGC’s Equity Accounts, respectively.

(B)      If Barrick has incurred a total of $38,000,000 in Exploration Expenditures and has earned a 70% interest in the Properties, then the Participating Interests of the Participants shall be:

Barrick – 70%
MGC – 30%

and the amounts of $44,000,000 and $19,000,000 shall be credited to Barrick’s and MGC’s Equity Accounts, respectively.

(xiv)	Barrick shall become the Manager of the Business.
4.	If MGC elects not to enter into a joint venture, then one of the following will occur:

(xv)     Barrick shall have the option to purchase MGC’s interest in the Assets, which Barrick shall elect by notice to MGC within 365 days after MGC elects not to enter into a joint venture. If Barrick fails to provide notice to MGC within the 365-day period, Barrick shall be deemed to have elected not to purchase MGC’s interest in the Assets. If Barrick elects to purchase MGC’s interest in the Assets, then there shall be a closing within 30 days of Barrick’s notice. At the closing, Barrick shall pay to MGC $40,000,000 and grant to MGC a 2% Net Smelter Return Royalty on Production from the Properties and MGC shall convey and assign (by special warranty deed or other appropriate conveyance of that nature) all of its interests in the Assets to Barrick.

(xvi)    If Barrick elects not to purchase MGC’s interest in the Assets, then the joint venture shall be formed as provided in Subsection 5.4(c). In that event, (A) MGC shall be deemed to have exercised the Carry Option, effective as of the date of its original notice to Barrick electing not to enter into a joint venture, and (B) MGC’s share of any costs of Operations incurred by Barrick during the 365-day period referred to in Subsection 5.4(d)(i) shall be MGC Development Costs.

5.

During the 120-day period referred to in Subsection 5.4(a), Barrick may continue to fund Operations. If MGC elects to enter into a joint venture, MGC’s share of the costs of such Operations shall be treated as MGC Development Costs.

BB.     Additional Contributions. At such time as Barrick has contributed the full amount of its Initial Contribution, the Participants, subject to MGC’s right to exercise the Carry Option and any election permitted by Subsection 9.5(a), shall be obligated to contribute funds to adopted Programs and Budgets in proportion to their respective Participating Interests.

CC.     Alternative Programs and Budgets. After completion by Barrick of its Initial Contribution, and if MGC has not elected to exercise the Carry Option, whenever Barrick proposes a Program and Budget for any annual period of less than $350,000, MGC shall have a period of 30 days from and after its receipt of such a proposed Program and Budget to propose a substitute Program and Budget that calls for expenditures in excess of $350,000. If Barrick elects not to participate in that substitute Program and Budget at a level that is in accordance with its Participating Interest (with respect to any substitute Program and Budget, Barrick shall have the right only to participate fully in any such substitute Program and Budget, or not at all), then MGC may elect to require the Management Committee to adopt that Program and Budget, and in that event MGC’s Participating Interest shall be increased by one percentage point for each complete $500,000 increment spent by it pursuant to that substitute Program and Budget. By way of example (but not limitation), if Barrick had elected only to earn a 60% Participating Interest, and if during the relevant time period MGC proposed a substitute Program and Budget calling for expenditures of $1,000,000, and Barrick elected not to participate, upon completion and full funding of that Program and Budget, MGC’s Participating Interest would automatically increase from 40% to 42%, and Barrick’s Participating Interest would automatically decrease from 60% to 58%. Subsequently, if MGC proposed a substitute Program and Budget calling for expenditures of $2,500,000, and Barrick elected not to participate, upon completion and full funding of that Program and Budget MGC’s Participating Interest would automatically increase from 42% to 45%, and Barrick’s Participating Interest would automatically decrease from 58% to 55%. The provisions of this Section 5.6 shall apply until such time, if any, as MGC has increased its Participating Interest to at least 70%. Thereafter, the standard dilution formula (as described in Section 9.5) shall apply.

ARTICLE VI

INTERESTS OF PARTICIPANTS

DD.     Changes in Participating Interests. Upon formation of the joint venture, the Participating Interests shall be eliminated or changed as follows:

1.	Upon completion by Barrick of the obligations set forth in Subsection 5.2(b) or Subsection 5.2(c);
2.	Upon withdrawal or deemed withdrawal as provided in Section 6.2 and Article XII;
3.

Upon an election by either Participant pursuant to Section 9.5 to contribute less to an adopted Program and Budget than the percentage equal to its Participating Interest, or to contribute nothing to an adopted Program and Budget;

4.

In the event of default by either Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke any of the remedies in Section 10.5;

5.	Upon Transfer by either Participant of part or all of its Participating Interest in accordance with Article XV; or
6.	Upon acquisition by either Participant of part or all of the Participating Interest of the other Participant, however arising.
EE.	Elimination of Minority Interest.
1.

If MGC’s Participating Interest becomes less than 10% MGC shall be deemed to have withdrawn from the Business and to have assigned to Barrick all of its Participating Interest free and clear of any Encumbrances arising by, through or under MGC, except any such Encumbrances listed in Exhibit A or to which the Participants have agreed. Such relinquished Participating Interest shall be deemed to have accrued automatically to Barrick. However, MGC shall be deemed to have reserved a Net Smelter Return Royalty of 2%. The right to receive a Net Smelter Return Royalty under this Subsection 6.2(a) may be transferred by MGC to any third party.

2.

In addition to the provisions of Subsection 6.2(a), a Reduced Participant whose Recalculated Participating Interest is reduced to 10% shall be deemed to have withdrawn from the Business and shall relinquish its entire Participating Interest free and clear of any Encumbrances arising by, through or under the Reduced Participant, except any such Encumbrances listed in Exhibit A or to which the Participants have agreed. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant. The Reduced Participant shall have the right to receive 10% of Net Proceeds, if any, to a maximum amount of 75% percent of the Reduced Participant’s Equity Account balance as of the effective date of the withdrawal. Upon receipt of such amount, and subject to Section 6.3, the Reduced Participant shall thereafter have no further right, title, or interest in the Assets or under this Agreement. In such event, the Reduced Participant shall execute and deliver an appropriate conveyance of all of its right, title and interest in the Assets to the remaining Participant.

3.

The relinquishment, withdrawal and entitlements for which this Section provides shall be effective as of the effective date of the recalculation under Sections 9.5 or 10.5. However, if the final adjustment provided under Section 9.6 for any recalculation under Section 9.5 results in a Recalculated Participating Interest of ten percent (10%) or more: (i) the Recalculated Participating Interest shall be deemed, effective retroactively as of the first day of the Program Period, to have automatically revested; (ii) the Reduced Participant shall be reinstated as a Participant, with all of the rights and obligations pertaining thereto; (iii) the right to a Net Smelter Returns Royalty (if applicable) and Net Proceeds under Subsection 6.2(a) shall terminate; and (iv) the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 9.6(d). Similarly, if such final adjustment under Section 9.6 results in a Recalculated Participating Interest for either Participant of less than ten percent (10%) for a Program Period as to which the provisional calculation under Section 9.5 had not resulted in a Participating Interest of less than ten percent (10%), then such Participant, at its election within thirty (30) days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant Recalculated Participating Interest as provided for in Section 9.6. If no such election is made, such Participant shall be deemed to have withdrawn under the terms of Subsection 6.2(b) as of the beginning of such Program Period, and the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 9.6(d), including of any Net Proceeds, or any Net Smelter Returns (if applicable) to which such Participant may be entitled for such Program Period.

FF.      Continuing Liabilities Upon Adjustments of Participating Interests. Any reduction or elimination of either Participant’s Participating Interest under Section 6.2 shall not relieve such Participant of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising, before or after such reduction or elimination, out of acts or omissions occurring or conditions existing prior to the Effective Date or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section, such Participant’s share of such liability shall be equal to its Participating Interest at the time the act or omission giving rise to the liability occurred, or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such Participant’s initial Participating Interest. Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund as described in Exhibit B, each of the Participants shall be liable for its proportionate share (i.e., Participating Interest at the time of the act or omission giving rise to such liability occurred of the cost of satisfying such Continuing Obligations, notwithstanding that either Participant has previously withdrawn from the Business or that its Participating Interest has been reduced or converted to an interest in Net Proceeds pursuant to Subsection 6.2(b)).

GG.     Documentation of Adjustments to Participating Interests. Adjustments to the Participating Interests need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant’s Participating Interest and related Equity Account balance shall be shown in the accounting records of the Manager, and any adjustments thereto shall be made monthly. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustments in form sufficient for filing and recording in the jurisdiction where the Properties are located.

HH.	Grant of Lien and Security Interest.
1.

Subject to Section 6.6, and effective only upon completion by Barrick of its Initial Contribution, each Participant grants to the other Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing; provided, however, that where a Participant’s Participating Interest is adjusted pursuant to the provisions of Section 10.5 below, then notwithstanding any other provision of this Agreement, the non-contributing Participant shall have no further liability to the other Participant for the amount which caused the adjustment.

2.

The liens and security interests granted by Subsection 6.5(a) shall secure every obligation or liability of the Participant granting such lien or security interest created under this Agreement, including the obligation to repay a Cover Payment in accordance with Section 10.4. Each Participant hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Participant its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

II.        Subordination of Interests. Each Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement other than those created pursuant to Section 6.5 hereof, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.

ARTICLE VII

MANAGEMENT COMMITTEE

JJ.        Organization and Composition. If a joint venture is formed as provided in Section 5.4, the Participants will establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two members appointed by MGC and two members appointed by Barrick. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments by a Participant shall be made or changed by notice to the other members. Barrick shall designate one of its members to serve as the chair of the Management Committee.

1.

Decisions. After Barrick has completed its Initial Contribution, each Participant, acting through its appointed member(s) in attendance at the meeting, shall have the votes on the Management Committee in proportion to its Participating Interest. Unless otherwise provided in this Agreement, the vote of the Participant with a Participating Interest over 50% shall determine the decisions of the Management Committee. Provided however that the following decision will require a unanimous vote of the participants: Acquisition of any asset for the Business which would materially change the conduct of the business as contemplated by this agreement.

KK.	Meetings.

(a)       After Barrick has completed its Initial Contribution, the Management Committee shall hold regular meetings at least quarterly in Elko, Nevada, or at other agreed places. The Manager shall give 10 days notice to the Participants of such meetings. Additionally, either Participant may call a special meeting upon seven days notice to the other Participant. In case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Participant is present; provided, however, that if a Participant fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Participant is represented by at least one appointed member, and a vote of such Participant shall be considered the vote required for the purposes of the conduct of all business properly noticed unless such vote would otherwise require unanimity.

1.	If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Participant may call the next meeting upon two days notice to the other Participant.
2.

Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered if either Participant adds the matter to the agenda at least five days before the meeting or with the consent of the other Participant. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the other Participant within 30 days after the meeting. Either Participant may electronically record the proceedings of a meeting with the consent of the other Participant. The other Participant shall sign and return or object to the minutes prepared by the Manager within 30 days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager. The minutes, when signed or deemed accepted by both Participants, shall be the official record of the decisions made by the Management Committee. Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets. If a Participant timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed 30 days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Participants. If the Management Committee does not reach agreement on the minutes of the meeting within such 30 day period, the minutes of the meeting as prepared by the Manager together with the other Participant’s proposed changes shall collectively constitute the record of the meeting. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account. All other costs shall be paid by the Participants individually.

LL.      Action Without Meeting in Person. In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Subsection 7.3(c). The Management Committee may also take actions in writing signed by all members.

MM.    Matters Requiring Approval. Except as provided in Subsection 5.1(a) and as otherwise delegated to the Manager in Section 8.2, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.

ARTICLE VIII

MANAGER

NN.     Appointment. Upon the formation of the joint venture, the Participants appoint Barrick as the Manager with overall management responsibility for Operations. Barrick hereby agrees to serve until it resigns as provided in Section 8.4.

OO.     Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets.

1.	The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Article IX.
2.

The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

3.

The Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the

Assets free and clear of all Encumbrances, except any such Encumbrances listed in Exhibit A and those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s liens (which shall be contested, released or discharged in a diligent matter) or Encumbrances specifically approved by the Management Committee.

4.	The Manager shall conduct such title examinations of the Properties and cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment.
5.

The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant’s sales revenue or net income and taxes, including production taxes, attributable to a Participant’s share of Products, and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets.

6.

The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with all Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for or as a result of Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply consistent with its standard of care under Section 8.3. In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both Participants through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account.

7.

(i) The Manager shall notify the other Participant promptly of any litigation, arbitration or administrative proceeding commenced against the Business or with regard to the Assets or Operations. (ii) The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of $500,000.00 in cash or value.

8.	The Manager shall provide insurance for the benefit of the Participants as provided in Exhibit F or as may otherwise be determined from time to time by the Management Committee.
9.

The Manager may dispose of Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article XIII. Without prior authorization from the Management Committee, however, the Manager shall not: (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of $500,000.00; (ii) enter into any sales contracts or commitments for Product, except as permitted in Section 11.2. Without the prior authorization from both Participants, the Manager shall not (i) begin a liquidation of the Business; or (ii) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Business.

10.	The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.
11.

The Manager shall perform or cause to be performed all assessment and other work, and shall pay all Governmental Fees required by Law in order to maintain the unpatented mining claims, mill sites and tunnel sites included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is pursuant to an adopted Program and Budget and is performed in accordance with the Manager’s standard of care under Section 8.3. The Manager shall timely record with the appropriate county and file with the appropriate United States agency any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with the requirements applicable to each claim and site. The Manager shall not be liable on account of any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager’s standard of care under Section 8.3.

12.

If authorized by the Management Committee, the Manager may: (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Law hereafter enacted.

13.

The Manager shall keep and maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and in accordance with customary cost accounting practices in the mining industry, and shall ensure appropriate separation of accounts unless otherwise agreed by the Participants.

14.

The Manager shall maintain Equity Accounts for each Participant. Each Participant’s Equity Account shall be credited with the value of such Participant’s contributions under Subsections 5.4(c), and shall be credited with amounts credited by each Participant under Section 5.3, or on behalf of MGC pursuant to Subsection 5.2(c). Each Participant’s Equity Account shall be charged with the cash and the fair market value of property distributed to such Participant (net of liabilities assumed by such Participant and liabilities to which such distributed property is subject). Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind contributions or distributions. Solely for purposes of determining the Equity Account balances of the Participants, the value of all Products distributed to the Participants shall be calculated based on the Spot Price for such Products on the date such Products are shipped to a smelter or refiner, and such value shall be used regardless of the actual amount received by each Participant upon disposition of such Products.

15.

Subject to Subsection 5.1(a), the Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee: (i) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within 60 days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as any member of the Management

Committee may reasonably request. Subject to Article XVII, at all reasonable times the Manager shall provide the Management Committee, or other representative of a Participant upon the request of such Participant’s member of the Management Committee, access to, and the right to inspect and, at such Participant’s cost and expense, copies of the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, to the extent preserved or kept by the Manager, subject to Article XVII. In addition, the Manager shall allow the non-managing Participant, at the latter’s sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Participant does not unreasonably interfere with Operations.

16.

The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

17.

The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Business. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participant reasonably informed about the Manager’s efforts to discharge Continuing Obligations. Authorized representatives of each Participant shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

18.

The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

19.

If Participating Interests are adjusted in accordance with this Agreement the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations in a manner consistent with Article VI.

20.

The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to Section 7.1.

PP.      Standard of Care. The Manager shall discharge its duties under Section 8.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. So long as it is performing all of its obligations under this Agreement, the Manager shall not be liable to the other Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s willful misconduct or gross negligence. The Manager shall not be in default of any of its duties under Section 8.2 if its inability or failure to perform results from the failure of the other Participant to perform acts or to contribute amounts required of it by this Agreement.

QQ.     Resignation; Deemed Offer to Resign. The Manager may resign upon not less than three months’ prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within 30 days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following Subsections, with the successor Manager to be appointed by the other Participant at a subsequently called meeting of the Management Committee, at which the Manager shall not be entitled to vote. The other Participant may appoint itself or a third party as the Manager.

1.	The aggregate Participating Interest of the Manager and its Affiliates becomes less than 50%;
2.

The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of 60 days after notice from the other Participant demanding performance;

3.	The Manager fails to pay or contest in good faith its bills and Business debts as such obligations become due;
4.

A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;

5.

The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

6.

Entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under Subsections (d), (e) or (f) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

RR.     Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with Exhibit B.

SS.      Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case in arm’s-length transactions with unrelated persons.

TT.      Activities During Deadlock. If the Management Committee for any reason fails to adopt an Exploration, Pre-Feasibility Study, Management Assessment Study or Development Program and Budget, the Manager shall continue Operations at levels sufficient to maintain the Properties. If the Management Committee for any reason fails to adopt an initial Mining Program and Budget or any Expansion or Modification Programs and Budgets, the Manager shall continue Operations at levels sufficient to maintain the then current Operations and Properties. If the Management Committee for any reason fails to adopt Mining Programs and Budgets subsequent to the initial Mining Program and Budget, subject to the contrary direction of the Management Committee and receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Mining Program and Budget. All of the foregoing shall be subject to the contrary direction of the Management Committee and the receipt of necessary funds.

ARTICLE IX

PROGRAMS AND BUDGETS

UU.     Initial Program and Budget. Upon the formation of the joint venture, Barrick shall prepare and submit to the Participants an Initial Program and Budget which will be reviewed and approved as provided in this Article IX.

VV.     Operations Pursuant to Programs and Budgets. Except as otherwise provided in Subsection 5.2, Section 9.12, and Article XII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets. Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

WW.   Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager for a period of one year or any other shorter period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration. All proposed Programs and Budgets may include Exploration, Pre-Feasibility Studies, Management Assessment Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Sections 7.2 and 9.4. Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least two months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review and consideration.

XX.     Review and Adoption of Proposed Programs and Budgets. Within 30 days after submission of a proposed Program and Budget, each Participant shall submit in writing to the Management Committee:

1.	Notice that the Participant approves any or all of the components of the proposed Program and Budget;
2.	Modifications proposed by the Participant to the components of the proposed Program and Budget; or
3.	Notice that the Participant rejects any or all of the components of the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Participant for adoption of the Manager’s proposed Program and Budget. If a Participant makes a timely submission to the Management Committee pursuant to Subsections 9.4(a), (b) or (c), then the Manager working with the other Participant shall seek for a period of time not to exceed 20 days to develop a complete Program and Budget acceptable to both Participants. The Manager shall then call a Management Committee meeting in accordance with Section 7.3 for purposes of reviewing and voting upon the proposed Program and Budget.

YY.	Election to Participate.
1.

By notice to the Management Committee within 20 days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a Participant may elect to participate in the approved Program and Budget: (i) in proportion to its respective Participating Interest, (ii) in some lesser amount than its respective Participating Interest, or (iii) not at all. In case of an election under Subsection 9.5(a)(ii) or (iii), its Participating Interest shall be recalculated as provided in Subsection 9.5(b) below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget, provided that such Program and Budget is actually completed. If a Participant fails to so notify the Management Committee of the extent to which it elects to participate, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the Program Period.

2.

If a Participant elects to contribute to an adopted Program and Budget some lesser amount than in proportion to its respective Participating Interest, or not at all, and the other Participant elects to fund all or any portion of the deficiency, the Participating Interest of the Reduced Participant shall be recalculated as follows:

(i)        for an election made before Payout, by dividing: (A) the sum of (1) the amount credited to the Reduced Participant’s Equity Account with respect to its Initial Contribution under Section 5.4(c)(iii), (2) the amount of all of the Reduced Participant’s contributions under Section 5.5, and (3) the amount, if any, the Reduced Participant elects to contribute to the adopted Program and Budget; by (B) the sum of (1), (2) and (3) above for both Participants; and then multiplying the result by one hundred; or

(ii)       for an election made after Payout, by reducing its Participating Interest in an amount equal to two times the amount by which it would have been reduced under Subsection 9.5(b)(i) if such election were made before Payout.

The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant, and if the other Participant elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.

3.

Whenever the Participating Interests are recalculated pursuant to this Subsection 9.5, (i) the Equity Accounts of both Participants shall be revised to bear the same ratio to each other as their recalculated Participating Interests.

ZZ.      Recalculation or Restoration of Reduced Interest Based on Actual Expenditures.

1.

If a Participant makes an election under Subsection 9.5(a)(ii) or (iii), then within 30 days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.

2.

If the Manager expended or incurred obligations that were more or less than the adopted Budget, the Participating Interests shall be recalculated pursuant to Subsection 9.5(b) by substituting each Participant’s actual contribution to the adopted Budget for that Participant’s estimated contribution at the time of the Reduced Participant’s election under Subsection 9.5(a).

3.

If the Manager expended or incurred obligations of less than seventy-five percent (75%) of the adopted Budget, within 60 days of receiving the Manager’s report on expenditures, the Reduced Participant may notify the other Participant of its election to reimburse the other Participant for the difference between any amount contributed by the Reduced Participant to such adopted Program and Budget and the Reduced Participant’s proportionate share (at the Reduced Participant’s former Participating Interest) of the actual amount expended or incurred for the Program, plus interest on the difference accruing at the Prime Rate plus two percentage points. The Reduced Participant shall deliver the appropriate amount (including interest) to the other Participant with such notice. Failure of the Reduced Participant to so notify and tender such amount shall result in dilution occurring in accordance with this Article IX and shall bar the Reduced Participant from its rights under this Subsection 9.6(c) concerning the relevant adopted Program and Budget.

4.

All recalculations under this Article IX shall be effective as of the first day of the Program Period for the Program and Budget. The Manager, on behalf of both Participants, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each Participant will be placed in the position it would have been in had its Participating Interests as recalculated under this Section been in effect throughout the Program Period for such Program and Budget. If the Participants are required to make contributions, reimbursements or other adjustments pursuant to this Section, the Manager shall have the right to purchase or sell a Participant’s share of Products in the same manner as under Section 11.2 and to apply the proceeds of such sale to satisfy that Participant’s obligation to make such contributions, reimbursements or adjustments.

5.

Whenever the Participating Interests are recalculated pursuant to this Section, the Participants’ Equity Accounts shall be revised to bear the same ratio to each other as their Recalculated Participating Interests.

AAA.	Pre-Feasibility Study Program and Budgets.
1.

At such time as either Participant is of the good faith and reasonable opinion that economically viable Mining Operations may be possible on the Properties, the Participant may propose to the Management Committee that a Pre-Feasibility Study Program and Budget, or a Program and Budget that includes Pre-Feasibility Studies, be prepared. Such proposal shall be made in writing to the other Participant, shall reference the data upon which the proposing Participant bases its opinion, and shall call a meeting of the Management Committee pursuant to Section 7.3. If such proposal is adopted by the Management Committee, the Manager shall prepare or have prepared a Pre-Feasibility Study Program and Budget as approved by the Management Committee and shall submit the same to the Management Committee within 60 days following adoption of the proposal.

2.

Pre-Feasibility Studies may be conducted by the Manager, Feasibility Contractors, or both, or may be conducted by the Manager and audited by Feasibility Contractors, as the Management Committee determines. A Pre-Feasibility Study Program shall include the work necessary to prepare and complete the Pre-Feasibility Study approved in the proposal adopted by the Management Committee, which may include some or all of the following:

(iii)      analyses of various alternatives for mining, processing and beneficiation of Products;

(iv)      analyses of alternative mining, milling, and production rates;

(v)       analyses of alternative sites for placement of facilities (i.e., water supply facilities, transport facilities, reagent storage, offices, shops, warehouses, stock yards, explosives storage, handling facilities, housing, public facilities);

(vi)      analyses of alternatives for waste treatment and handling (including a description of each alternative of the method of tailings disposal and the location of the proposed disposal site);

(vii)     estimates of recoverable proven and probable reserves of Products and of related substances, in terms of technical and economic constraints (extraction and treatment of Products), including the effect of grade, losses, and impurities, and the estimated mineral composition and content thereof, and review of mining rates commensurate with such reserves;

(viii)    analyses of environmental impacts of the various alternatives, including an analysis of the permitting, environmental liability and other Environmental Law implications of each alternative, and costs of Environmental Compliance for each alternative;

(ix)      conduct of appropriate metallurgical tests to determine the efficiency of alternative extraction, recovery and processing techniques, including an estimate of water, power, and reagent consumption requirements;

(x)       conduct of hydrology and other studies related to any required dewatering; and

(xi)      conduct of other studies and analyses approved by the Management Committee.

3.

The Manager shall have the discretion to base its and any Feasibility Contractors’ Pre-Feasibility Study on the cumulative results of each discipline studied, so that if a particular portion of the work would result in the conclusion that further work based on these results would be unwarranted for a particular alternative, the Manager shall have no obligation to continue expenditures on other Pre-Feasibility Studies related solely to such alternative.

BBB.   Completion of Pre-Feasibility Studies and Selection of Approved Alternatives. As soon as reasonably practical following completion of all Pre-Feasibility Studies required to evaluate fully the alternatives studied pursuant to Pre-Feasibility Programs, the Manager shall prepare a report summarizing all Pre-Feasibility Studies and shall submit the same to the Management Committee. Such report shall incorporate the following:

1.	the results of the analyses of the alternatives and other matters evaluated in the conduct of the Pre-Feasibility Programs;
2.

reasonable estimates of capital costs for the Development and start-up of the mine, mill and other processing and ancillary facilities required by the Development and Mining alternatives evaluated (based on flowsheets, piping and instrumentation diagrams, and other major engineering diagrams), which cost estimates shall include reasonable estimates of:

(xii)     capitalized pre-stripping expenditures, if an open pit or surface mine is proposed;

(xiii)    expenditures required to purchase, construct and install all machinery, equipment and other facilities and infrastructure (including contingencies) required to bring a mine into Commercial Production, including an analysis of costs of equipment or supply contracts in lieu of Development costs for each Development and Mining alternative evaluated;

(xiv)    expenditures required to perform all other related work required to commence Commercial Production of Products and, if applicable, process Products (including reasonable estimates of working capital requirements); and

(xv)     all other direct and indirect costs and general and administrative expenses that may be required for a proper evaluation of the Development and Mining alternatives and annual production levels evaluated. The capital cost estimates shall include a schedule of the timing of the estimated capital requirements for each alternative;

3.

a reasonable estimate of the annual expenditures required for the first year of Operations after completion of the capital program described in Subsection 9.8(b) for each Development alternative evaluated, and for subsequent years of Operations, including estimates of annual production, processing, administrative, operating and maintenance expenditures, taxes (other than income taxes), working capital requirements, royalty and purchase obligations, equipment leasing or supply contract expenditures, work commitments, Environmental Compliance costs, post-Operations Environmental Compliance and Continuing Obligations funding requirements and all other anticipated costs of such Operations. This analysis shall also include an estimate of the number of employees required to conduct such Operations for each alternative;

4.

a review of the nature, extent and rated capacity of the mine, machinery, equipment and other facilities preliminarily estimated to be required for the purpose of producing and marketing Products under each Development and Mining alternative analyzed;

5.

an analysis (and sensitivity analyses reasonably requested by either Participant), based on various target rates of return and price assumptions requested by either Participant, of whether it is technically, environmentally, and economically feasible to place a prospective ore body or deposit within the Properties into Commercial Production for each of the Development and Mining alternatives analyzed (including a discounted cash flow rate of return investment analysis for each alternative and net present value estimate using various discount rates requested by either Participant); and

6.	such other information as the Management Committee deems appropriate.

Within 60 days after delivery of the Pre-Feasibility Study summary to the Participants, a Management Committee meeting shall be convened for the purposes of reviewing the Pre-Feasibility Study summary and selecting one or more Approved Alternatives, if any.

CCC.   Programs and Budgets for Management Assessment Study. Within 30 days following the selection of an Approved Alternative, the Manager shall submit to the

Management Committee a Program and a Budget, which shall include necessary Operations, for the preparation of a Management Assessment Study. A Management Assessment Study may be prepared by the Manager, Feasibility Contractors, or both, or may be prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines.

DDD.  Development Programs and Budgets. Unless otherwise determined by the Management Committee, the Manager shall not submit to the Management Committee a Program and Budget including Development of the mine described in a completed Management Assessment Study until 90 days following the receipt by Manager of the Management Assessment Study. The Program and Budget, which includes Development of the mine described in the completed Management Assessment Study, shall be based on the estimated cost of Development described in the Management Assessment Study for the Approved Alternative, unless otherwise directed by the Management Committee.

EEE.   Expansion or Modification Programs and Budgets. Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Management Assessment Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines. The Program and Budget, which include Expansion or Modification, shall be submitted for review and approval by the Management Committee within 90 days following receipt by the Manager of such Management Assessment Study.

FFF.    Budget Overruns; Program Changes. For Programs and Budgets adopted after completion of Barrick’s Initial Contribution, the Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than 10% in the aggregate, then the excess over 10%, unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.13 or unless otherwise authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests nor deemed a contribution under this Agreement. Budget overruns of 10% or less in the aggregate shall be borne by the Participants in proportion to their respective Participating Interests.

GGG.  Emergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Laws. The Manager may make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care. The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests.

ARTICLE X

ACCOUNTS AND SETTLEMENTS

HHH.  Monthly Statements. After completion of Barrick’s Initial Contribution, and subject to Barrick electing to carry MGC to Commercial Production pursuant to Subsection 5.2(c) above, the Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

III.       Cash Calls. Unless MGC has elected to exercise the Carry Option, on the basis of each Program and Budget adopted by the Management Committee, the Manager shall submit prior to the last day of each month a billing for estimated cash requirements for the next month. Within 10 days after receipt of each billing, or a billing made pursuant to Section 9.12 or 12.4, each Participant shall advance its proportionate share of such cash requirements. The Manager shall record all funds received in the Business Account. All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Business in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

JJJ.      Failure to Meet Cash Calls. A Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to two percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law. Such interest shall accrue to the benefit of and be payable to the non-defaulting Participant, but shall not be deemed as amounts contributed by the non-defaulting Participant in the event dilution occurs in accordance with Article VI. In addition to any other rights and remedies available to it by Law, the non-defaulting Participant shall have those other rights, remedies, and elections specified in Sections 10.4 and 10.5.

KKK.  Cover Payment. If a Participant defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting Participant may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Participant (a ”Cover Payment”). Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 10.3. If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

LLL.   Remedies. The Participants acknowledge that if either Participant defaults in making a contribution required by Section 5.5 or a cash call, or in repaying a loan, as required under Sections 10.2, 10.3 or 10.4, whether or not a Cover Payment is made, it will be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Participants have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). Both Participants acknowledge and recognize that the damage to the non-defaulting Participant could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within 90 days after notice to the defaulting Participant of such default, elect the following remedy of diluting or eliminating the defaulting Participant’s Participating Interest by giving notice to the defaulting Participant. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 10.2.

1.	The non-defaulting Participant may elect to have the defaulting Participant’s Participating Interest diluted or eliminated as follows:

(i)        For a default occurring before Payout relating to a Program and Budget covering in whole or in part Exploration, Pre-Feasibility Study or Management Assessment Study Operations, the Reduced Participant’s Participating Interest shall be recalculated by dividing: (X) the sum of (1) the value of the Reduced Participant’s Initial Contribution under Section 5.4 (c)(iii), (2) the total of all the Reduced Participant contributed under 5.5, and (3) the amount, if any, the Reduced Participant contributed to the adopted Program and Budget with respect to which the default occurred; by (Y) the sum of (1), (2) and (3) above for both Participants; and then multiplying the result by one hundred. For such a default occurring after Payout, the Reduced Participant’s Participating Interest shall be reduced in an amount equal to two times the amount by which it would have been reduced if such default had occurred before Payout. For such a default, whether occurring before or after Payout, the Recalculated Participating Interest shall then be further reduced:

(A)      for a default relating exclusively to an Exploration Program and Budget, by multiplying the Recalculated Participating Interest by 80%; or

(B)      for a default relating to a Program and Budget covering in whole or in part Pre-Feasibility Study and/or Management Assessment Study Operations, by multiplying the Recalculated Participating Interest by 60%.

The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant, including the further reduction under Subsections 10.5(a)(i)(A) or (B).

(ii)       For a default relating to a Program and Budget covering in whole or in part Development or Mining, at the non-defaulting Participant’s election, the defaulting Participant shall be deemed to have withdrawn and to have automatically relinquished its interest in the Assets to the non-defaulting Participant; provided, however, the defaulting

Participant shall have the right to receive only from 10% of Net Proceeds, if any, and not from any other source, an amount equal to 75% of the defaulting Participant’s Equity Account balance at the time of such default. Upon receipt of such amount the defaulting Participant shall thereafter have no further right, title or interest in the Assets (except for MGC’s right under Subsection 6.2(a) to receive a Net Smelter Returns Royalty), and shall be relieved from any further liability to the non-defaulting Participant to the extent that such amount forms the basis for the reduction or elimination of the defaulting Participant’s Participating Interest.

(iii)      Dilution under this Subsection 10.5(a) shall be effective as of the date of the original default, and for greater certainty shall be subject to the provisions of Section 6.2. The amount of any Cover Payment under Section 10.4 and interest thereon, or any interest accrued in accordance with Section 10.3, shall be deemed to be amounts contributed by the non-defaulting Participant, and not as amounts contributed by the defaulting Participant.

(iv)      Whenever the Participating Interests are recalculated pursuant to this Subsection 10.5(a), the Equity Accounts of both Participants shall be adjusted to bear the same ratio to each other as their recalculated Participating Interests.

MMM.	Audits.
1.

After completion of Barrick’s Initial Contribution, within 90 days after the end of each calendar year, at the request of a Participant, an audit shall be completed by certified public accountants selected by, and independent of, the Manager. The audit shall be conducted in accordance with generally accepted auditing standards and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three months after receipt of the audit report, unless either Participant elects to conduct an independent audit pursuant to Subsection 10.6(b) which is ongoing at the end of such three month period, in which case such exceptions and claims may be made within the period provided in Subsection 10.6(b). Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Participants. The cost of all audits under this Subsection shall be charged to the Business Account.

2.

Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each Participant shall have the right to have an independent audit of all Business books, records and accounts, including all charges to the Business Account. This audit shall review all issues raised by the requesting Participant, with all costs borne by the requesting Participant. The requesting Participant shall give the other Participant 30 days prior notice of such audit. Any audit conducted on behalf of either Participant shall be made during the Manager’s normal business hours and shall not interfere with Operations. A Participant shall not have the right to audit records and accounts of the Business relating to transactions or Operations more than 24 months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Business Account. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three months after completion and delivery of such audit, or they shall be deemed waived.

ARTICLE XI

DISPOSITION OF PRODUCTION

NNN.  Taking In Kind. Each Participant shall take in kind or separately dispose of its share of all Products in proportion to its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by either Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products owned by any third party at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give notice in advance of the anticipated delivery date upon which Products will be available.

OOO.  Failure of Participant to Take In Kind. If a Participant fails to take its proportionate share of Products in kind, the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one year from the notice date described in Section 11.1, to purchase the Participant’s share for its own account or to sell such share as agent for the Participant at not less than the prevailing market price in the area. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is purchasing or selling a Participant’s share of production, the Participant may elect by notice to the Manager to take in kind. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

PPP.    Hedging. Neither Participant shall have any obligation to account to the other Participant for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a

Participant with respect to its proportionate share of any Products produced or to be produced from the Properties.

ARTICLE XII

WITHDRAWAL AND TERMINATION

QQQ.  Termination by Expiration or Agreement. This Agreement shall terminate as expressly provided herein, unless earlier terminated by written agreement.

RRR.   Termination by Deadlock. If the Management Committee fails to adopt a Program and Budget for 12 months after the expiration of the latest adopted Program and Budget, either Participant may elect to terminate the Business by giving 90 days notice of termination to the other Participant.

SSS.    Withdrawal. A Participant may elect to withdraw from the Business by (i) in the case of Barrick, failing to make the Exploration Expenditures as required by Subsection 5.2, or (ii) giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program Period or 30 days after the date of the notice. Upon such withdrawal, the Business shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant all of its Participating Interest, including all of its interest in the Assets, without cost and free and clear of all Encumbrances arising by, through or under such withdrawing Participant, except those described in Exhibit A and those to which both Participants have agreed. The withdrawing Participant shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Participant to effect the transfer of its interests in the Assets to the other Participant. If within a 60 day period both Participants elect to withdraw, then the Business shall instead be deemed to have been terminated by the consent of the Participants pursuant to Section 12.1.

TTT.   Continuing Obligations and Environmental Liabilities. On termination of the Business under Sections 12.1, 12.2 or 12.3, each Participant shall remain liable for its respective share of liabilities to third persons (whether such arises before or after such withdrawal), including Environmental Liabilities and Continuing Obligations. The withdrawing Participant’s share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 6.2, 9.5, 9.6 and 10.5.

UUU.  Disposition of Assets on Termination. Promptly after termination under Sections 12.1 or 12.2, the Manager shall take all action necessary to wind up the activities of the Business. All costs and expenses incurred in connection with the termination of the Business shall be expenses chargeable to the Business Account.

VVV.  Non-Compete Covenants. Neither a Participant that withdraws pursuant to Section 12.3, or is deemed to have withdrawn pursuant to Sections 5.2, 6.3 or 10.5, nor any Affiliate of such a Participant, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for 12 months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 12.6, such Participant shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-withdrawing Participant, if the acquiring party is the withdrawing Participant’s Affiliate). Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within 10 days after the offer is received by such non-withdrawing Participant. Failure of a Participant’s Affiliate to comply with this Section 12.6 shall be a breach by such Participant of this Agreement.

WWW.           Right to Data After Termination. After termination of the Business pursuant to Sections 12.1 or 12.2, each Participant shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.

XXX.  Continuing Authority. On termination of the Joint Venture under Sections 12.1, 12.2 or 12.3 or the deemed withdrawal of either Participant pursuant to Section 10.5, the Participant which was the Manager prior to such termination or withdrawal (or the other Participant in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of both Participants which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Participants and the Joint Venture , encumber Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE XIII

ACQUISITIONS WITHIN AREA OF INTEREST

YYY.  General. Any interest or right to acquire any interest in real property within the Area of Interest either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either Participant (“Acquiring Participant”) or any Affiliate of such Participant shall be subject to the terms and provisions of this Agreement. Barrick and MGC and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest. Failure of any Affiliate of either Participant to comply with this Article XIII shall be a breach by such Participant of this Agreement.

ZZZ.   Acquisitions During Exploration Period. During the Exploration Period, Barrick shall promptly notify MGC of any acquisitions by Barrick of any interests in real property wholly or partially within the Area of Interest, and all such interests shall automatically become part of the Properties and subject to this Agreement. Barrick may include the costs of such acquisitions as Exploration Expenditures.

AAAA.           Notice to Non-Acquiring Participant. If the Participants have entered into a joint venture, than the remaining provisions of this Article XIII shall apply. Within 15 days after the acquisition or proposed acquisition, as the case may be, of any interest or the right to acquire any interest in real property or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Participant shall notify the other Participant of such acquisition by it or its Affiliate; provided further that if the acquisition of any interest or right to acquire any interest pertains to real property or water rights partially within the Area of Interest, then all such real property (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article XIII. The Acquiring Participant’s notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Participant believes that the acquisition (or proposed acquisition) of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the Acquiring Participant shall make any and all information concerning the relevant interest available for inspection by the other Participant.

BBBB.Option Exercised. Within 30 days after receiving the Acquiring Participant’s notice, the other Participant may notify the Acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest. Promptly upon such notice, the Acquiring Participant shall convey or cause its Affiliate to convey to the Participants, in proportion to their respective Participating Interests, by special warranty deed with title held as described in Section 3.4, all of the Acquiring Participant’s (or its Affiliate’s) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Participant (or its Affiliate) other than those to which both Participants have agreed. The acquired interests shall become a part of the Properties for all purposes of this Agreement immediately upon such notice. The other Participant shall promptly pay to the Acquiring Participant its proportionate share of the latter’s actual out of pocket acquisition costs.

CCCC.Option Not Exercised. If the other Participant does not give such notice within the 30-day period set forth in Section 13.4, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement.

DDDD.           Water Rights. If either Participant acquires any water rights for the use on or for the benefit of the Properties, that Participant shall contribute those acquired water rights for the benefit of the Business, and shall contribute those water rights to the Business, or if such water rights are acquired by Barrick and Barrick does not complete its Initial Contribution, Barrick shall convey such water rights to MGC.

ARTICLE XIV

ABANDONMENT AND SURRENDER OF PROPERTIES

Either Participant may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee does not authorize such surrender or abandonment, or authorizes any such surrender or abandonment over the objection of either Participant, the Participant that desires to surrender or abandon shall assign to the objecting Participant, by special warranty deed and without cost to the objecting Participant, all of the abandoning Participant’s interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the abandoning Participant other than those to which both Participants have agreed. Upon the assignment, such properties shall cease to be part of the Properties. The Participant that desires to abandon or surrender shall remain liable for its share (determined by its Participating Interest as of the date of such abandonment, after first taking into account any reduction, readjustment and restoration of Participating Interest under Sections 6.2, 9.5, 9.6 or 10.5) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising out of activities prior to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.

ARTICLE XV

TRANSFER OF INTEREST; PREEMPTIVE RIGHT

EEEE. General. A Participant shall have the right to Transfer to a third party an interest in its Participating Interest, including an interest in this Agreement or the Assets, solely as provided in this Article XV.

FFFF.  Limitations on Free Transferability. Any Transfer by either Participant under Section 15.1 shall be subject to the following limitations:

1.

Neither Participant shall Transfer any interest in this Agreement or the Assets (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Participating Interest;

2.

No transferee of all or any part of a Participant’s Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and, except as provided in Subsections 15.2(f) and 15.2(g), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Participant;

3.

Neither Participant, without the consent of the other Participant, shall make a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization;

4.

No Transfer permitted by this Article XV shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Effective Date;

5.

In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant; provided however, that in order for such Transfer to be effective, the transferring Participant and its transferee must first:

(i)        agree, as between themselves, that one of them is authorized to act as the sole agent (“Agent”) on their behalf with respect to all matters pertaining to this Agreement and the Business; and

(ii)       notify the other Participant of the designation of the Agent, and in such notice warrant and represent to other Participant that:

(A)      the Agent has the sole authority to act on behalf of, and to bind, the transferring Participant and its transferee with respect to all matters pertaining to this Agreement and the Business;

(B)      the other Participant may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Participant and its transferee; and

(C)      all decisions of, notices and other communications from, and failures to respond by, the other Participant to the Agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee.

The transferring Participant and its transferee may change the Agent (but such replacement must be one of them) by giving notice to the other Participant, which notice must conform to Subsection 15.2(e)(ii).

6.

If the Transfer is the grant of an Encumbrance in a Participating Interest to secure a loan or other indebtedness of either Participant in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such Participant’s financing payment or performance of that Participant’s obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Participant hereunder (including without limitation under Section 6.7). Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance (“Chargee”) first enter into a written agreement with the other Participant in form satisfactory to the other Participant, acting reasonably, binding upon the Chargee, to the effect that:

(iii)      the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant’s Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

(iv)      the Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant’s Participating Interest to the other Participant, or, failing such a sale, at a public auction to be held at least 15 days after prior notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement. The price of any preemptive sale to the other Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within 60 days of the Chargee’s notice to the other Participant of its intent to sell the encumbering Participant’s Participating Interest. Failure of a sale to the other Participant to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering Participant’s Participating Interest at a public sale; and

(v)       the charge shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring Participant’s Participating Interest;

7.

If a sale or other commitment or disposition of Products or proceeds from the sale of Products by either Participant upon distribution to it pursuant to Article XI creates in a third party a security interest by Encumbrance in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement including, without limitation, Section 6.7.

GGGG.           Preemptive Right. Any Transfer by either Participant under Section 15.1 and any Transfer by an Affiliate of Control of either Participant shall be subject to a preemptive right of the other Participant to the extent provided in Exhibit G. Failure of a Participant’s

Affiliate to comply with this Article XV and Exhibit G shall be a breach by such Participant of this Agreement.

ARTICLE XVI

DISPUTES

HHHH.           Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

IIII.     Dispute Resolution. Any dispute, controversy or claims arising out of or relating to this Agreement or the breach, termination, interpretation or invalidity thereof (a “Dispute”) shall be resolved as follows:

1.	The Participants shall endeavor for a period of two weeks to resolve the Dispute by negotiation. This period may be extended by agreement of the Participants.
2.

If negotiations are unsuccessful, the Participants shall, at the request of either Participant, attempt to mediate the Dispute before a mutually acceptable mediator. The mediation shall be completed within three weeks of the request for mediation unless the Participants extend the period in writing.

3.

In the event the Dispute is not successfully mediated, the Participants agree to submit the Dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be administered by the American Arbitration Association. Unless otherwise agreed by the Participants, there shall be one arbitrator who shall be a person with an expertise or background in the subject matter of the Dispute. If the Participants are unable to select an arbitrator within 30 days of the notice of arbitration, the arbitrator shall be selected by the American Arbitration Association. The place of arbitration shall be Reno, Nevada, or another location mutually agreed upon by the Participants. The arbitrator shall render a decision in writing not more than 6 months after the appointment of the arbitrator. The arbitrator’s decision shall be final and binding on the Participants and not subject to appeal or review. The prevailing Participant shall be entitled to an award of costs and attorneys’ fees unless the arbitrator determines that each Participant should bear its own costs and share the common costs of arbitration.

ARTICLE XVII

CONFIDENTIALITY, OWNERSHIP, USE

AND DISCLOSURE OF INFORMATION

JJJJ.    Business Information. All Business Information shall be owned jointly by the Participants as their Participating Interests are determined pursuant to this Agreement. Both before and after the termination of the Business, all Business Information may be used by either Participant for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Participant. Except as provided in Sections 17.3 and 17.4, or with the prior written consent of the other Participant, each Participant shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

KKKK.           Participant Information. In performing its obligations under this Agreement, neither Participant shall be obligated to disclose any Participant Information. If a Participant elects to disclose Participant Information in performing its obligations under this Agreement, such Participant Information, together with all improvements, enhancements, refinements and incremental additions to such Participant Information that are developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement (“Enhancements”), shall be owned exclusively by the Participant that originally developed, conceived, originated or obtained such Participant Information. Each Participant may use and enjoy the benefits of such Participant Information and Enhancements in the conduct of the Business hereunder, but the Participant that did not originally develop, conceive, originate or obtain such Participant Information may not use such Participant Information and Enhancements for any other purpose. Except as provided in Section 17.4, or with the prior written consent of the other Participant, which consent may be withheld in such Participant’s sole discretion, each Participant shall keep confidential and not disclose to any third party or the public any portion of Participant Information and Enhancements owned by the other Participant that constitutes Confidential Information.

LLLL. Permitted Disclosure of Confidential Business Information. Either Participant may disclose Business Information that is Confidential Information:

1.

to a Participant’s officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Participant’s performance of its obligations under this Agreement;

2.	to any party to whom the disclosing Participant contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer;
3.	to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Participant (or any of its Affiliates); or
4.	to a third party with whom the disclosing Participant (or any of its Affiliates) contemplates any independent business activity or operation.

The Participant disclosing Confidential Information pursuant to this Section 17.3, shall disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 17.3 and who have agreed in writing supplied to, and enforceable by, the other Participant to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article XVII. Such writing shall not preclude parties described in Subsection 17.3(b) from discussing and completing a Transfer with the other Participant. The Participant disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

MMMM.        Disclosure Required By Law. Notwithstanding anything contained in this Article XVII, a Participant or any of its Affiliates may disclose any Confidential Information if, in the reasonable opinion of the disclosing Participant’s legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Participant or any of its Affiliates.

Prior to any disclosure of Confidential Information under this Section 17.4, the disclosing Participant shall give the other Participant at least 10 days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Participant shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Participant in intervention in any such proceeding.

NNNN.           Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Participant (or any of its Affiliates) shall first consult with the other Participant as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Participant, there is not sufficient time to consult with the other Participant before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Participant shall notify the other Participant, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Participant before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Participant (or any of its Affiliates) relating to this Business shall also identify the other Participant. Notwithstanding any of the provisions of the Article XVII to the contrary, the Participants agree that MGC (or any Affiliate of MGC) may issue quarterly press releases based on the information provided by Barrick to MGC in the quarterly reports referred to in Subsection 5.1(a)(ii), in accordance with the provisions of this Section 17.5.

OOOO.           NI 43-101. Where either Participant or any Affiliate of either Participant (collectively, the “Discloser”) desires or is required by National Instrument 43-101 Standards of

Disclosure for Mineral Projects as amended from time to time (“NI 43-101”) to file a Technical Report with respect to the Properties:

1.

the Discloser may prepare and file such a Technical Report and include in that Technical Report all information (including Confidential Information) concerning the Assets and the Properties that is required by Law or applicable stock exchange rule, notwithstanding any of the provisions of this Article XVI to the contrary;

2.

the Discloser shall not designate the other Participant or any associate, Affiliate or employee of or retained by the other Participant, or any Qualified Person of the other Participant, as the Qualified Person of the Discloser, without the prior written consent of the other Participant;

3.	the Discloser shall be responsible for the cost of preparing or providing the Technical Report;
4.	the Discloser shall be entitled to access to all pertinent information related to the Assets as necessary for it to prepare the Technical Report; and
5.

The information generated by a Participant concerning the Assets and Properties may contain estimates and forecasts that are interpretive and/or speculative in nature. The accuracy of such estimates and forecasts generated by one Participant is in no manner warranted to the other Participant. Instead, each Discloser shall rely only on its own forecasts, interpretations, and estimates for its business planning and reporting purposes and may release such forecasts, interpretations and estimates only so long as they are clearly identified as having been prepared by the Discloser.

ARTICLE XVIII

GENERAL PROVISIONS

PPPP.  Notices. All notices, payments and other required or permitted communications (“Notices”) to either Participant shall be in writing, and shall be addressed respectively as follows:

If to MGC:

MGC Resources Inc.

600 Lola Street Suite 10

Helena, Montana 59601

Attention:	President
Telephone:	(406) 475-9595
Facsimile:	(406) 475-9596

With a Copy to:

Midway Gold Corp.

Unit 1 – 15782 Marine Drive

White Rock, British Columbia, Canada

V4B 1E6

Attention:	Corporate Secretary
Telephone:	(604) 536-2711
Facsimile:	(604) 536-2788

If to Barrick:

Barrick Gold Exploration Inc.

293 Spruce Road

Elko, Nevada 89801

Attention:	Vice President, Exploration
Telephone:	(775) 738-6751
Facsimile:	(775) 738-2804

With a Copy to:

Barrick Gold of North America, Inc.

136 East South Temple Street, Suite 1800

Salt Lake City, Utah 84111

Attention:	Regional Land Manager, North America
Telephone:	(801) 990-3900
Facsimile:	(801) 366-9242

All Notices shall be given (a) by personal delivery to the Participant, (b) by facsimile, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt. Either Participant may change its address by Notice to the other Participant.

QQQQ.           Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

RRRR.Currency. All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.

SSSS.  Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

TTTT. Waiver. The failure of either Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Participant’s right thereafter to enforce any provision or exercise any right.

UUUU.           Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both Participants.

VVVV.           Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Participant seeking the approval or authorization (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within 36 months of initiation of that process); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Participants to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with then current Operations.

WWWW.        Rule Against Perpetuities. The Participants do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Properties, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Participants hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

XXXX.           Further Assurances. Each of the Participants shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

YYYY.           Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.

ZZZZ. Memorandum. A Memorandum or short form of this Agreement, and at the request of either Participant after completion by Barrick of its Initial Contribution, a Financing Statement(s) (to which copies of the Memorandum or short form of this Agreement shall be attached) shall be prepared by the Manager, executed and acknowledged by both Participants, and delivered to the Manager for recording and filing in those appropriate recording districts and Uniform Commercial Code filing offices as may be necessary to provide constructive notice of this Agreement and the rights and obligations of the Participants hereunder. The Manager shall record and file in the proper recording districts, county recording offices and Uniform Commercial Code filing offices, all such documents delivered to it by the Participants. Unless both Participants agree, this Agreement shall not be recorded.

18.12   Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Participants be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

18.13   Inflation/Deflation of Certain Amounts. The dollar amounts set forth in the following Sections shall be increased or decreased each calendar year by the percentage of increase or decrease in the Cost Index for the each calendar year for which the adjustment is made: Sections 8.2(g) and 8.2(i) and Exhibit B--Sections 2.6 and 2.9.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

MGC RESOURCES INC.

By	/s/ “Alan D. Branham”
Alan D. Branham
President

BARRICK GOLD EXPLORATION INC.

By	/s/ “Edward L. Cope”
Edward L. Cope
Vice President, Exploration

EXHIBIT A

To

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By And Between

MGC RESOURCES INC.

And

BARRICK GOLD EXPLORATION INC.

ASSETS

1.1	PROPERTIES

A.	FEE LANDS
1.

Mining Deed dated May 5, 2006 between Seymork Investments Ltd., a British Columbia corporation (Seymork) and MGC Resources Inc., a Nevada corporation, recorded in Book 408 under Pages 207-213 in the records of Pershing County, Nevada subject to all reservations and encumbrances set forth therein, covering the following described lands:

Township 29 North, Range 34 East, MDM, Pershing County, Nevada.

Section 25: E½, N½NW¼, SE¼NW¼, E½NE¼SW¼, E½SE¼SW¼.

Note:	Parcel contains no surface rights and 75% interest in mineral estate. 480 gross mineral acres, 360 net mineral acres.

Section 27: SE¼, SE¼SW¼.

Note:	100% surface and minerals. 200 gross/net acres.

Section 27: E½NE¼.

Note:	Parcel contains no surface rights and 75% interest in mineral estate. 80 gross mineral acres, 60 net mineral acres.

Section 35: W½NW¼, SE¼NW¼. 100% surface and minerals. 120

gross/net acres

Section 35: NE¼NW¼.

Note:	Parcel contains no surface rights and 75% interest in mineral estate. 40 gross mineral acres, 30 net mineral acres.

The Property acquired by MGC pursuant to this Mining Deed is burdened by a 3% NSR royalty payable to Seymork.

EXHIBIT A

2.

Corrected Grant, Bargain and Sale Deed (Deed) dated November 14, 2005 between Nevada Land and Resource Company, LLC, a Nevada limited liability company and MGC Resources Inc. a Nevada corporation, recorded in Book 402 under Pages 815-818 in the records of Pershing County, Nevada subject to all reservations and encumbrances set forth therein, covering the surface estate only in the following described lands:

Township 28 North, Range 34 East, MDM, Pershing County, Nevada.

Section 3: Lots 3,4,5,6,7,8,9,10,11,12, E½ of 15, Lot 16, NE¼SE¼, E½NW¼SE¼, N½SE¼SE¼, NE¼SW¼SE¼.

Note:

Parcel is subject to that certain Minerals Lease dated May 1, 1986 between Southern Pacific Land Company, a California corporation and SFP Minerals Corporation, a Nevada corporation. In addition, in the Deed the Grantor reserved broad rights to use the surface to conduct exploration, development and mining activities.

3.

Grant, Bargain and Sale Deed dated August 29, 2006 between Barry Sentman and Kerry S. Pilot, Co-Successor Trustees of the Survivor’s Trust Share of the Sentman Family Trust dated July 9, 1990, and MGC Resources Inc. a Nevada corporation, recorded in Book 412 under Pages 673-676 in the records of Pershing County, Nevada subject to all reservations and encumbrances set forth therein, covering the following described lands:

Township 29 North, Range 34 East, MDM, Pershing County, Nevada.

Section 35: NE¼NW¼.

Note:	Parcel contains 100% surface rights and 25% interest in mineral estate. 40 gross mineral acres, 10 net mineral acres.

B.	UNPATENTED MINING CLAIMS

SEE ATTACHED EXHIBIT A-1 (CLAIM LIST)

C.	LEASES AND AGREEMENTS
1.

Mining Deed (with reservation and conveyance of royalty) dated August 13, 2007 between Paul G. Schmidt and MGC Resources Inc. a Nevada corporation, recorded in Book 427, Page 443-449 in the records of Pershing County, Nevada subject to all reservations and encumbrances set forth therein, covering the following described lands:

EXHIBIT A

Township 29 North, Range 34 East, MDM, Pershing County, Nevada.

Unpatented lode mining claims in Sections 33, 34 and 35.

SV 1 – 44 as listed on the EXHIBIT A-1 (CLAIM LIST).

The claims acquired by MGC pursuant to this Mining Deed are burdened by a primary royalty on any commercial production of gold exceeding 500,000 ounces on a sliding scale NSR which varies from 2.0% to 7.0% percent (according to the price of gold) payable to Schmidt. Furthermore, MGC granted Schmidt a one percent (1.0%) NSR perimeter royalty on lands owned by MGC or an affiliate of MGC and located within intersecting lines drawn parallel to and one-half (1/2) mile from the outer boundaries of the claims, but excluding the area within the claims themselves.

2.

Purchase and Sale Agreement dated January 25, 2006 between Coeur Rochester, Inc., a Delaware corporation (Coeur) and MGC Resources Inc., a Nevada corporation, unrecorded. Mining Deed (with reservation of royalty) dated February 1, 2006 between Coeur Rochester, Inc., a Delaware corporation and MGC Resources Inc., a Nevada corporation, recorded in Book 404 under Pages 862-869 in the records of Pershing County, Nevada, covering certain unpatented lode mining claims as listed in the attached EXHIBIT A-1 (CLAIM LIST), subject to that certain Deed and Assignment dated December 15, 1983 between Asarco Incorporated, a New Jersey corporation, and Coeur d’Alene Mines Corporation, an Idaho corporation, as recorded in Book 182 under Pages 440-447 in the records of Pershing County, Nevada. In the February 1, 2006 Mining Deed, Coeur reserved a 3% NSR royalty which burdens the claims covered thereby.

3.

Mineral Lease Agreement and Option to Purchase dated July 17, 2006 between Dave Rowe and Randall Stoeberl (Lessor) and MGC Resources Inc. a Nevada corporation (Lessee). Covers the PS Claims as listed on the attached EXHIBIT A-1 (CLAIM LIST). The PS Claims covered by this lease are burdended by a 3% NSR royalty payable to the Lessor.

4.

Mineral Lease Agreement and Option to Purchase dated June 1, 2007 between George E. Duffy Jr. (Lessor) and MGC Resources Inc. a Nevada corporation (Lessee). Covers the Duffy Claims as listed on the attached EXHIBIT A-1 (CLAIM LIST).

5.

Option Agreement dated September 1, 2003 between Echo Bay Exploration Inc., a Delaware corporation (Optionor) and MGC Resources Inc., a Nevada corporation (Optionee) (successor in interest to Midway Gold Corp. a British Columbia corporation). Covers certain SV Claims as listed on the attached

EXHIBIT A

EXHIBIT A-1 (CLAIM LIST). The SV Claims covered by the Option Agreement are burdened by a 2% NSR royalty payable to the Optionor.

6.

Mineral Lease Agreement and Option to Purchase dated October 30, 2006 between Dale Chabino and Diana Chabino (Lessor) and MGC Resources Inc. a Nevada corporation (Lessee). Covers the Freedom Claims as listed on the attached EXHIBIT A-1 (CLAIM LIST). The Freedom Claims coverd by this lease are burdened by a 3% NSR royalty payable to the Lessor.

7.

Mineral Lease Agreement and Option to Purchase dated April 25, 2006 between Lamonte J. Duffy (Lessor) and MGC Resources Inc. a Nevada corporation (Lessee). Covers the Duffy and certain SV Claims as listed on the attached EXHIBIT A-1 (CLAIM LIST). The Claims covered by this lease are burdened by a 3% NSR royalty payable to the Lessor.

1.2	PERSONAL PROPERTY

None of Record

1.3	EXISTING PERMITS

Nevada Division of Water Resources exploration permit numbers NV 76255 and NV 76256, expiring February 1, 2013.

BLM Notice #	N-82417 (Limerick Basin)
BLM Notice #	N-82698 (American Canyon Project)
BLM Notice #	N-84013 (Fitting Exploration)
BLM Notice #	N-84038 (Golden Gate Exploration)
BLM Notice #	N-85816 (Dry Gulch)
BLM Notice #	N-85817 (North Ridge)
BLM Plan of Operations #	N-81071 (Spring Valley Exploration)

1.4	ADDITIONAL EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

A.        Deed and Assignment dated December 15, 1983 between Asarco Incorporated, a New Jersey corporation and Coeur d’Alene Mines Corporation, an Idaho corporation as to the mineral royalty reservation retained by Asarco Incorporated recorded in Book 182 under Pages 440-447 in the records of Pershing County, Nevada. Covering the Crown Hills #7 through Crown Hills #10 (NMC39574 through NMC39595) and HMS #4 through HMS #6 (NMC140862 through NMC140864) and HMS # 84 through HMS # 87 (NMC140941 through NMC140944) unpatented lode claims.

EXHIBIT A

B.        License No. SPL-4157 dated February 14, 1986 by and between MGC Resources Inc., a Nevada corporation (Licensor) (successor in interest to Southern Pacific Land Company, a California corporation) and Coeur d’Alene Mines Corp., an Idaho corporation (Licensee) granting rights for construction, reconstruction, maintenance, and use of a pipeline, electric powerline, and telephone line over and across Lots 7, 8, 9, 10, E½ of Lot 15, Lot 16, E½NW¼SE¼ and NE¼SW¼SE¼ of Section 3, Township 28 North, Range 34 East, MDM, Pershing County, Nevada.

C.        Wind Energy Facilities Right-of-Way, N-77992 (Humboldt Range Anemometer Tower Site and Wind Energy Testing Project Area), held by Power Partners Southwest LLC, a Delaware corporation, covering the E½ of Section 33, Township 29 North, Range 34 East; SW¼ of Section 3, and Lots 3, 4, 5, 6, 11, 12, 13, 14, and SE¼ of Section 4, the W½ of Section 10, Township 28 North, Range 34 East, MDM, Pershing County, Nevada.

D.        The rights of third parties to use the surface of unpatented mining claims under the Multiple Surface Use Act of July 23, 1955 (69 Stat. 367, 30 U.S.C. secs. 601-615).

E.        Potentially conflicting/overlapping Terraco (TGC Holdings Ltd.) claims in Sections 21 through 28, Township 29 North, Range 34 East, MDM, Pershing County, Nevada.

F.	Grazing rights – the property position encompasses the following:
1.	Humboldt Herd Area
2.	Star Peak Allotment (NV-118)
3.	Coal Canyon-Poker Allotment (NV-104)
G.	Deeds of Trust
1.

Deed of Trust dated March 19, 1998, executed by Seymork Investments Limited, as Trustor, in favor of Emma Wagner, as Beneficiary, recorded in the official records of Pershing County, Nevada on March 31, 1998, at Roll 328, Page 636, as File No. 217715; and

2.

Deed of Trust dated March 19, 1998, executed by Seymork Investments Limited, as Trustor, in favor of Newel B. Knight, Administrator of the Estate of Warren O. Wagner, as Beneficiary, recorded in the official records of Pershing County, Nevada on March 31, 1998, at Roll 328, Page 617, as File No. 217714 (collectively, the Deeds of Trust), said Deeds of Trust having been acquired by mesne conveyances and now being held by MGC Properties Inc. Those Deeds of Trust burden all of the

EXHIBIT A

properties covered by the Mining Deed described in Part 1.1.A of this Exhibit A.

H.        The Mining Lease described in Part 1.1.C.6 of this Exhibit A gives the Lessor thereunder certain rights to conduct activities on the surface of the claims covered thereby and to recover minimal ounces of gold.

I.         The Mining Lease described in Part 1.1.C.8 of this Exhibit A gives the Lessor thereunder certain rights to conduct activities on the surface of the claims covered thereby and to recover minimal ounces of gold.

J.         Certain preemptive rights and rights to re-acquire claims were reserved by Coeur in the Purchase and Sale Agreement referred to in Part 1.1.C.2 of this Exhibit A.

K.        Amended Notice of Appeal filed by Emma Wagner on February 25, 2009 in Case No. CV 06-10030, in the Sixth Judicial District Court for the State of Nevada in and for the County of Pershing, said case being more particularly described in Midway Gold Corp.’s Form 10-Q Quarterly Report for the quarterly period ended September 30, 2008, filed with the U.S. Securities and Exchange Commission on November 14, 2008.

L.        All liens, claims and encumbrances disclosed in the public records of Pershing County and the Bureau of Land Management reviewed by Barrick in conducting due diligence in connection with entering into this Agreement.

.

EXHIBIT A

EXHIBIT A-1

To
EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT
By And Between
MGC RESOURCES INC.
And
BARRICK GOLD EXPLORATION INC.
List of Unpatented Mining Claims 1.1.B cont.

	BLM		Location
Claim Name	Prefix	BLM #	Date	Twn.	Range	Sec.	County	State	Book	Page
HMS #4	NMC	140862	12/5/1979	28N	34E	11	Pershing	NV	106	179
HMS #5	NMC	140863	12/5/1979	28N	34E	11	Pershing	NV	106	180
HMS #6	NMC	140864	12/5/1979	28N	34E	11	Pershing	NV	106	181
HMS #84	NMC	140941	1/24/1980	28N	34E	14	Pershing	NV	106	258
HMS #85	NMC	140942	1/24/1980	28N	34E	14	Pershing	NV	106	259
HMS #86	NMC	140943	1/25/1980	28N	34E	14	Pershing	NV	106	260
HMS #87	NMC	140944	1/25/1980	28N	34E	14	Pershing	NV	106	261
SDB #1	NMC	349508	9/5/1985	28N	34E	4	Pershing	NV	173	127
SDB #2	NMC	349509	9/5/1985	28N	34E	4	Pershing	NV	173	128
SDB #3	NMC	349510	9/5/1985	28N	34E	4	Pershing	NV	173	129
SDB #4	NMC	349511	9/5/1985	28N	34E	4	Pershing	NV	173	130
SDB #5	NMC	349512	9/6/1985	28N	34E	4	Pershing	NV	173	131
SDB #6	NMC	349513	9/6/1985	28N	34E	4	Pershing	NV	173	132
SDB #7	NMC	349514	9/6/1985	28N	34E	4	Pershing	NV	173	133
SDB #8	NMC	349515	9/6/1985	28N	34E	4	Pershing	NV	173	134
IDA #12	NMC	364282	3/11/1986	28N	34E	8	Pershing	NV	177	124
IDA #13	NMC	364283	3/11/1986	28N	34E	8	Pershing	NV	177	125
IDA #14	NMC	364284	3/11/1986	28N	34E	8	Pershing	NV	177	126
IDA #15	NMC	364285	3/11/1986	28N	34E	8	Pershing	NV	177	127
IDA #16	NMC	364286	3/11/1986	28N	34E	8	Pershing	NV	177	128
IDA #17	NMC	364287	3/11/1986	28N	34E	17	Pershing	NV	177	129
IDA #18	NMC	364288	3/11/1986	28N	34E	8	Pershing	NV	177	130
IDA #19	NMC	364289	3/11/1986	28N	34E	8	Pershing	NV	177	131
IDA #20	NMC	364290	3/11/1986	28N	34E	8	Pershing	NV	177	132

EXHIBIT A-1

IDA #21	NMC	364291	3/11/1986	28N	34E	8	Pershing	NV	177	133
IDA #22	NMC	364292	3/11/1986	28N	34E	8	Pershing	NV	177	134
IDA #23	NMC	364293	3/11/1986	28N	34E	8	Pershing	NV	177	135
IDA #25	NMC	364295	3/11/1986	28N	34E	8	Pershing	NV	177	137
SHO #3	NMC	364363	3/19/1986	28N	34E	2	Pershing	NV	177	205
SHO #4	NMC	364364	3/18/1986	28N	34E	2	Pershing	NV	177	206
SHO #5	NMC	364365	3/18/1986	28N	34E	3	Pershing	NV	177	207
SHO #6	NMC	364366	3/20/1986	28N	34E	3	Pershing	NV	177	208
SHO #7	NMC	364367	3/20/1986	28N	34E	3	Pershing	NV	177	209
SHO #8	NMC	364368	3/20/1986	28N	34E	3	Pershing	NV	177	210
				28N	34E	4
SHO #9	NMC	364369	3/20/1986	28N	34E	3	Pershing	NV	177	211
				28N	34E	4
SHO #10	NMC	364370	3/20/1986	28N	34E	3	Pershing	NV	177	212
SHO #11	NMC	364371	3/20/1986	28N	34E	3	Pershing	NV	177	213
				28N	34E	4
SHO #12	NMC	364372	3/20/1986	28N	34E	3	Pershing	NV	177	214
SHO #13	NMC	364373	3/20/1986	28N	34E	3	Pershing	NV	177	215
				28N	34E	4
SHO #14	NMC	364374	3/20/1986	28N	34E	3	Pershing	NV	177	216
SHO #15	NMC	364375	3/20/1986	28N	34E	3	Pershing	NV	177	217
				28N	34E	4
SHO #16	NMC	364376	3/20/1986	28N	34E	3	Pershing	NV	177	218
SHO #17	NMC	364377	3/20/1986	28N	34E	3	Pershing	NV	177	219
				28N	34E	4
SHO #18	NMC	364378	3/20/1986	28N	34E	3	Pershing	NV	177	220
SHO #19	NMC	364379	3/20/1986	28N	34E	3	Pershing	NV	177	221
				28N	34E	4
SHO #20	NMC	364380	3/20/1986	28N	34E	3	Pershing	NV	177	222
SHO #21	NMC	364381	3/20/1986	28N	34E	3	Pershing	NV	177	223
SHO #22	NMC	364382	3/20/1986	28N	34E	3	Pershing	NV	177	224
SHO #23	NMC	364383	3/20/1986	28N	34E	3	Pershing	NV	177	225
SHO #24	NMC	364384	3/19/1986	28N	34E	2	Pershing	NV	177	226
SHO #25	NMC	364385	3/19/1986	28N	34E	2	Pershing	NV	177	227
SHO #26	NMC	364386	3/19/1986	28N	34E	2	Pershing	NV	177	228
SHO #27	NMC	364387	3/19/1986	28N	34E	2	Pershing	NV	177	229

EXHIBIT A-1

SHO #28	NMC	364388	3/19/1986	28N	34E	2	Pershing	NV	177	230
SHO #29	NMC	364389	3/19/1986	28N	34E	2	Pershing	NV	177	231
SHO #30	NMC	364390	3/19/1986	28N	34E	2	Pershing	NV	177	232
SHO #31	NMC	364391	3/19/1986	28N	34E	2	Pershing	NV	177	233
SHO #32	NMC	364392	3/19/1986	28N	34E	2	Pershing	NV	177	234
SHO #33	NMC	364393	3/19/1986	28N	34E	2	Pershing	NV	177	235
SHO #34	NMC	364394	3/19/1986	28N	34E	2	Pershing	NV	177	236
SHO #35	NMC	364395	3/19/1986	28N	34E	2	Pershing	NV	177	237
SHO #36	NMC	364396	3/19/1986	28N	34E	2	Pershing	NV	177	238
SHO #37	NMC	364397	3/19/1986	28N	34E	2	Pershing	NV	177	239
SHO #38	NMC	364398	3/19/1986	28N	34E	1	Pershing	NV	177	240
				28N	34E	2
				29N	34E	35
SHO #39	NMC	364399	3/19/1986	28N	34E	1	Pershing	NV	177	241
				28N	34E	2
SHO #40	NMC	364400	3/19/1986	28N	34E	2	Pershing	NV	177	242
SHO #41	NMC	364401	3/19/1986	28N	34E	2	Pershing	NV	177	243
SHO #42	NMC	364402	3/19/1986	28N	34E	2	Pershing	NV	177	244
SHO #43	NMC	364403	3/19/1986	28N	34E	2	Pershing	NV	177	245
SHO #44	NMC	364404	3/19/1986	28N	34E	2	Pershing	NV	177	246
SHO #45	NMC	364405	3/19/1986	28N	34E	2	Pershing	NV	177	247
SHO #46	NMC	364406	3/19/1986	28N	34E	2	Pershing	NV	177	248
SHO #47	NMC	364407	3/19/1986	28N	34E	2	Pershing	NV	177	249
SHO #48	NMC	364408	3/19/1986	28N	34E	2	Pershing	NV	177	250
				29N	34E	35
SHO #49	NMC	364409	3/19/1986	29N	34E	35	Pershing	NV	177	251
SHO #50	NMC	364410	3/19/1986	28N	34E	2	Pershing	NV	177	252
				29N	34E	35
SHO #51	NMC	364411	3/19/1986	29N	34E	35	Pershing	NV	177	253
SHO #52	NMC	364412	3/19/1986	28N	34E	2	Pershing	NV	177	254
				29N	34E	35
SHO #53	NMC	364413	3/19/1986	29N	34E	35	Pershing	NV	177	255
SHO #54	NMC	364414	3/19/1986	28N	34E	2	Pershing	NV	177	256
				29N	34E	35
SHO #55	NMC	364415	3/19/1986	29N	34E	35	Pershing	NV	177	257
SHO #56	NMC	364416	3/19/1986	28N	34E	1	Pershing	NV	177	258

EXHIBIT A-1

				28N	34E	2
SHO #57	NMC	364417	3/19/1986	29N	34E	35	Pershing	NV	177	259
				29N	34E	36
SHO #58	NMC	364418	3/20/1986	29N	34E	35	Pershing	NV	177	260
SHO #59	NMC	364419	3/20/1986	29N	34E	35	Pershing	NV	177	261
				29N	34E	36
Porcupine #1	NMC	371072	6/20/1986	28N	34E	14	Pershing	NV	180	24
Porcupine #2	NMC	371073	6/20/1986	28N	34E	14	Pershing	NV	180	25
Porcupine #3	NMC	371074	6/20/1986	28N	34E	14	Pershing	NV	180	26
Porcupine #4	NMC	371075	6/20/1986	28N	34E	14	Pershing	NV	180	27
Porcupine #5	NMC	371076	6/20/1986	28N	34E	14	Pershing	NV	180	28
Porcupine #6	NMC	371077	6/20/1986	28N	34E	14	Pershing	NV	180	29
Porcupine #7	NMC	371078	6/20/1986	28N	34E	14	Pershing	NV	180	30
Porcupine #8	NMC	371079	6/20/1986	28N	34E	14	Pershing	NV	180	31
Porcupine #9	NMC	371080	6/20/1986	28N	34E	14	Pershing	NV	180	32
Porcupine #10	NMC	371081	6/20/1986	28N	34E	14	Pershing	NV	180	33
Porcupine #11	NMC	371082	6/20/1986	28N	34E	14	Pershing	NV	180	34
Crown Hills #7	NMC	39574	8/22/1972	28N	34E	14	Pershing	NV	42	510
				28N	34E	15
Crown Hills #8	NMC	39593	8/22/1972	28N	34E	14	Pershing	NV	42	511
				28N	34E	15
Crown Hills #9	NMC	39594	8/22/1972	28N	34E	14	Pershing	NV	42	512
				28N	34E	15
Crown Hills #10	NMC	39595	8/22/1972	28N	34E	14	Pershing	NV	42	513
Porcupine 28	NMC	662873	8/27/1992	28N	34E	14	Pershing	NV	267	567
SV 8	NMC	748203	6/5/1996	29N	34E	34	Pershing	NV	304	446
SV 10	NMC	748205	6/5/1996	29N	34E	34	Pershing	NV	304	448
SV 12	NMC	748207	6/5/1996	29N	34E	34	Pershing	NV	304	450
SV 14	NMC	748209	6/5/1996	29N	34E	34	Pershing	NV	304	452
SV 16	NMC	748211	6/5/1996	29N	34E	34	Pershing	NV	304	454
SV 18	NMC	748213	6/5/1996	29N	34E	34	Pershing	NV	304	456
SV 20	NMC	748215	6/5/1996	29N	34E	34	Pershing	NV	304	458
SV 27	NMC	748222	6/5/1996	29N	34E	34	Pershing	NV	304	465
SV 29	NMC	748224	6/5/1996	29N	34E	34	Pershing	NV	304	467
SV 30	NMC	748225	6/5/1996	29N	34E	34	Pershing	NV	304	468
SV 31	NMC	748226	6/5/1996	29N	34E	34	Pershing	NV	304	469

EXHIBIT A-1

SV 32	NMC	748227	6/5/1996	29N	34E	34	Pershing	NV	304	470
SV 33	NMC	748228	6/5/1996	29N	34E	34	Pershing	NV	304	471
SV 34	NMC	748229	6/5/1996	29N	34E	34	Pershing	NV	304	472
SV 35	NMC	748230	6/5/1996	29N	34E	34	Pershing	NV	304	473
SV 36	NMC	748231	6/5/1996	29N	34E	34	Pershing	NV	304	474
SV 37	NMC	748232	6/5/1996	29N	34E	34	Pershing	NV	304	475
SV 38	NMC	748233	6/5/1996	29N	34E	34	Pershing	NV	304	476
SV 39	NMC	748234	6/5/1996	29N	34E	34	Pershing	NV	304	477
SV 40	NMC	748235	6/5/1996	29N	34E	34	Pershing	NV	304	478
SV 41	NMC	748236	6/5/1996	29N	34E	34	Pershing	NV	304	479
				29N	35E	35
SV 42	NMC	748237	6/5/1996	29N	34E	34	Pershing	NV	304	480
				29N	35E	35
SV 43	NMC	748238	6/5/1996	29N	34E	35	Pershing	NV	304	481
SV 44	NMC	748239	6/5/1996	29N	34E	35	Pershing	NV	304	482
SV 1	NMC	817628	6/21/2000	29N	34E	33	Pershing	NV	352	678
SV 2	NMC	817629	6/21/2000	29N	34E	33	Pershing	NV	352	679
SV 3	NMC	817630	6/21/2000	29N	34E	33	Pershing	NV	352	680
SV 4	NMC	817631	6/21/2000	29N	34E	33	Pershing	NV	352	681
SV 5	NMC	817632	6/21/2000	29N	34E	34	Pershing	NV	352	682
SV 6	NMC	817633	6/21/2000	29N	34E	34	Pershing	NV	352	683
SV 7	NMC	817634	6/21/2000	29N	34E	34	Pershing	NV	352	684
SV 9	NMC	817635	6/21/2000	29N	34E	34	Pershing	NV	352	685
SV 11	NMC	817636	6/21/2000	29N	34E	34	Pershing	NV	352	686
SV 13	NMC	817637	6/21/2000	29N	34E	34	Pershing	NV	352	687
SV 15	NMC	817638	6/21/2000	29N	34E	34	Pershing	NV	352	688
SV 17	NMC	817639	6/21/2000	29N	34E	34	Pershing	NV	352	689
SV 19	NMC	817640	6/21/2000	29N	34E	34	Pershing	NV	352	690
SV 21	NMC	817641	6/21/2000	29N	34E	33	Pershing	NV	352	691
SV 22	NMC	817642	6/21/2000	29N	34E	33	Pershing	NV	352	692
SV 23	NMC	817643	6/21/2000	29N	34E	33	Pershing	NV	352	693
SV 24	NMC	817644	6/21/2000	29N	34E	33	Pershing	NV	352	694
SV 25	NMC	817645	6/21/2000	29N	34E	34	Pershing	NV	352	695
SV 26	NMC	817646	6/21/2000	29N	34E	34	Pershing	NV	352	699
SV 28	NMC	817647	6/21/2000	29N	34E	34	Pershing	NV	352	697
SV 45	NMC	860702	11/21/2007	29N	34E	28	Pershing	NV	429	867

EXHIBIT A-1

				29N	34E	33
SV 46	NMC	860703	11/9/2003	29N	34E	33	Pershing	NV	380	570
SV 47	NMC	860704	11/21/2007	29N	34E	28	Pershing	NV	429	868
				29N	34E	33
SV 48	NMC	860705	11/9/2003	29N	34E	33	Pershing	NV	380	572
SV 49	NMC	860706	11/21/2007	29N	34E	28	Pershing	NV	429	869
				29N	34E	33
SV 50	NMC	860707	11/9/2003	29N	34E	33	Pershing	NV	380	574
SV 51	NMC	860708	11/21/2007	29N	34E	28	Pershing	NV	429	780
				29N	34E	33
SV 52	NMC	860709	11/9/2003	29N	34E	33	Pershing	NV	380	576
SV 53	NMC	860710	11/9/2003	29N	34E	33	Pershing	NV	380	577
SV 54	NMC	860711	11/9/2003	29N	34E	33	Pershing	NV	380	578
			11/9/2003	28N	34E	4
SV 55	NMC	860712	11/9/2003	29N	34E	33	Pershing	NV	380	579
SV 56	NMC	860713	11/9/2003	28N	34E	4	Pershing	NV	380	580
				29N	34E	33
SV 57	NMC	860714	11/9/2003	29N	34E	33	Pershing	NV	380	581
SV 58	NMC	860715	11/9/2003	28N	34E	4	Pershing	NV	380	582
				29N	34E	33
SV 59	NMC	860716	11/9/2003	29N	34E	33	Pershing	NV	380	583
SV 60	NMC	860717	11/9/2003	28N	34E	4	Pershing	NV	380	584
				29N	34E	33
SV 61	NMC	860718	11/9/2003	29N	34E	26	Pershing	NV	380	585
SV 62	NMC	860719	11/21/2007	29N	34E	28	Pershing	NV	429	871
SV 63	NMC	860720	11/9/2003	29N	34E	28	Pershing	NV	380	587
SV 64	NMC	860721	11/21/2007	29N	34E	28	Pershing	NV	429	872
SV 65	NMC	860722	11/9/2003	29N	34E	28	Pershing	NV	380	589
SV 66	NMC	860723	11/21/2007	29N	34E	28	Pershing	NV	429	873
SV 67	NMC	860724	11/9/2003	29N	34E	27	Pershing	NV	380	591
SV 68	NMC	860725	11/21/2007	29N	34E	28	Pershing	NV	429	874
SV 69	NMC	860726	11/9/2003	29N	34E	27	Pershing	NV	380	593
SV 70	NMC	860727	11/9/2003	29N	34E	28	Pershing	NV	380	594
SV 71	NMC	860728	11/9/2003	29N	34E	27	Pershing	NV	380	595
SV 72	NMC	860729	11/9/2003	29N	34E	27	Pershing	NV	380	596
SV 73	NMC	860730	11/9/2003	29N	34E	27	Pershing	NV	380	597

EXHIBIT A-1

SV 74	NMC	860731	11/9/2003	29N	34E	27	Pershing	NV	380	598
SV 75	NMC	860732	11/9/2003	29N	34E	27	Pershing	NV	380	599
SV 76	NMC	860733	11/9/2003	29N	34E	27	Pershing	NV	380	600
SV 77	NMC	860734	11/15/2003	29N	34E	27	Pershing	NV	380	601
SV 78	NMC	860735	11/15/2003	29N	34E	27	Pershing	NV	380	602
SV 84	NMC	872357	5/12/2004	28N	34E	4	Pershing	NV	384	488
				29N	34E	33
SV 85	NMC	872358	5/12/2004	28N	34E	4	Pershing	NV	384	489
SV 86	NMC	872359	5/12/2004	28N	34E	4	Pershing	NV	384	490
SV 87	NMC	872360	5/12/2004	28N	34E	4	Pershing	NV	384	491
SV 88	NMC	872361	5/12/2004	28N	34E	4	Pershing	NV	384	492
SV 89	NMC	872362	5/12/2004	28N	34E	4	Pershing	NV	384	493
SV 90	NMC	872363	5/12/2004	28N	34E	4	Pershing	NV	384	494
SV 91	NMC	872364	5/12/2004	28N	34E	4	Pershing	NV	384	495
SV 92	NMC	872365	5/12/2004	28N	34E	4	Pershing	NV	384	496
SV 93	NMC	872366	5/12/2004	28N	34E	4	Pershing	NV	384	497
SV 94	NMC	872367	5/12/2004	28N	34E	4	Pershing	NV	384	498
SV 95	NMC	872368	5/12/2004	28N	34E	4	Pershing	NV	384	499
SV 96	NMC	872369	5/12/2004	28N	34E	4	Pershing	NV	384	500
SV 97	NMC	872370	5/12/2004	28N	34E	4	Pershing	NV	384	501
SV 98	NMC	872371	5/12/2004	28N	34E	4	Pershing	NV	384	502
SV 99	NMC	872372	5/12/2004	28N	34E	4	Pershing	NV	384	503
				29N	34E	33
SV 100	NMC	887449	10/18/2004	29N	34E	35	Pershing	NV	390	17
SV 101	NMC	887450	10/18/2004	29N	34E	35	Pershing	NV	390	18
SV 102	NMC	887451	10/18/2004	29N	34E	35	Pershing	NV	390	19
SV 103	NMC	887452	10/18/2004	29N	34E	35	Pershing	NV	390	20
SV 104	NMC	887453	10/18/2004	29N	34E	35	Pershing	NV	390	21
SV 105	NMC	887454	10/18/2004	29N	34E	35	Pershing	NV	390	22
				29N	34E	36
SV 106	NMC	887455	10/18/2004	29N	34E	35	Pershing	NV	390	23
				29N	34E	36
SV 107	NMC	887456	10/18/2004	29N	34E	36	Pershing	NV	390	24
SV 108	NMC	887457	10/18/2004	29N	34E	36	Pershing	NV	390	25
SV 109	NMC	887458	10/18/2004	29N	34E	36	Pershing	NV	390	26
SV 110	NMC	887459	10/18/2004	29N	34E	36	Pershing	NV	390	27

EXHIBIT A-1

SV 111	NMC	887460	10/18/2004	29N	34E	36	Pershing	NV	390	28
SV 112	NMC	887461	10/18/2004	29N	34E	36	Pershing	NV	390	29
SV 113	NMC	887462	10/18/2004	29N	34E	36	Pershing	NV	390	30
SV 114	NMC	887463	10/18/2004	29N	34E	36	Pershing	NV	390	31
SV 115	NMC	887464	10/18/2004	29N	34E	26	Pershing	NV	390	32
				29N	34E	35
SV 116	NMC	887465	10/18/2004	29N	34E	26	Pershing	NV	390	33
				29N	34E	35
SV 117	NMC	887466	10/18/2004	29N	34E	25	Pershing	NV	390	34
				29N	34E	26
SV 118	NMC	887467	10/18/2004	29N	34E	25	Pershing	NV	390	35
				29N	34E	36
SV 119	NMC	887468	10/18/2004	29N	34E	26	Pershing	NV	390	36
				29N	34E	36
SV 120	NMC	887469	10/18/2004	29N	34E	26	Pershing	NV	390	37
				29N	34E	36
SV 121	NMC	887470	10/19/2004	28N	34E	1	Pershing	NV	390	38
				28N	34E	2
SV 122	NMC	887471	10/19/2004	28N	34E	1	Pershing	NV	390	39
				29N	34E	36
SV 123	NMC	887472	10/19/2004	28N	34E	1	Pershing	NV	390	40
				29N	34E	36
SV 124	NMC	887473	10/19/2004	28N	34E	1	Pershing	NV	390	41
				29N	34E	36
SV 125	NMC	887474	10/19/2004	28N	34E	1	Pershing	NV	390	42
				29N	34E	36
SV 126	NMC	889143	11/10/2004	29N	34E	34	Pershing	NV	390	437
				29N	34E	35
SV 127	NMC	889144	11/10/2004	29N	34E	35	Pershing	NV	390	438
SV 128	NMC	889145	11/15/2004	28N	34E	2	Pershing	NV	390	439
				28N	34E	3
SV 129	NMC	889146	11/15/2004	28N	34E	2	Pershing	NV	390	440
				28N	34E	3
SV 130	NMC	889147	11/15/2004	28N	34E	2	Pershing	NV	390	441
SV 131	NMC	889148	11/15/2004	28N	34E	2	Pershing	NV	390	442
				29N	34E	35

EXHIBIT A-1

SV 132	NMC	889149	11/15/2004	28N	34E	2	Pershing	NV	390	443
SV 133	NMC	889150	11/15/2004	28N	34E	2	Pershing	NV	390	444
				29N	34E	35
SV 134	NMC	889151	11/15/2004	28N	34E	2	Pershing	NV	390	445
SV 135	NMC	889152	11/15/2004	28N	34E	2	Pershing	NV	390	446
				29N	34E	35
SVP 1	NMC	906917	6/16/2005	29N	34E	34	Pershing	NV	398	285
SVP 2	NMC	906918	6/16/2005	29N	34E	34	Pershing	NV	398	286
SVP 3	NMC	906919	6/16/2005	29N	34E	35	Pershing	NV	398	287
SVP 4	NMC	906920	6/16/2005	29N	34E	35	Pershing	NV	398	288
SVP 5	NMC	906921	6/16/2005	29N	34E	35	Pershing	NV	398	289
SVP 6	NMC	906922	6/16/2005	29N	34E	35	Pershing	NV	398	290
SVP 7	NMC	906923	6/16/2005	29N	34E	35	Pershing	NV	398	291
SVP 8	NMC	906924	6/16/2005	29N	34E	35	Pershing	NV	398	292
SVP 9	NMC	906925	6/16/2005	29N	34E	35	Pershing	NV	398	293
SVP 10	NMC	906926	6/16/2005	29N	34E	35	Pershing	NV	398	294
SVP 11	NMC	906927	6/16/2005	29N	34E	34	Pershing	NV	398	295
SVP 12	NMC	906928	6/16/2005	29N	34E	34	Pershing	NV	398	296
SVP 13	NMC	906929	6/16/2005	29N	34E	35	Pershing	NV	398	297
SVP 14	NMC	906930	6/16/2005	29N	34E	35	Pershing	NV	398	298
SVP 15	NMC	906931	6/16/2005	29N	34E	35	Pershing	NV	398	299
SVP 16	NMC	906932	6/16/2005	29N	34E	35	Pershing	NV	398	300
SVP 17	NMC	906933	6/16/2005	29N	34E	35	Pershing	NV	398	301
SVP 18	NMC	906934	6/16/2005	29N	34E	35	Pershing	NV	398	302
SVP 19	NMC	906935	6/16/2005	29N	34E	35	Pershing	NV	398	303
SVP 20	NMC	906936	6/16/2005	29N	34E	35	Pershing	NV	398	304
SVP 21	NMC	906937	6/16/2005	29N	34E	36	Pershing	NV	398	305
SVP 22	NMC	906938	6/16/2005	29N	34E	36	Pershing	NV	398	306
SVP 23	NMC	906939	6/16/2005	29N	34E	36	Pershing	NV	398	307
SVP 24	NMC	906940	6/16/2005	29N	34E	36	Pershing	NV	398	308
SVP 25	NMC	906941	6/16/2005	29N	34E	36	Pershing	NV	398	309
SVP 26	NMC	906942	6/16/2005	29N	34E	36	Pershing	NV	398	310
SVP 27	NMC	906943	6/16/2005	29N	34E	36	Pershing	NV	398	311
SVP 28	NMC	906944	6/16/2005	29N	34E	36	Pershing	NV	398	312
SVP 29	NMC	906945	6/16/2005	28N	34E	2	Pershing	NV	398	313
SVP 30	NMC	906946	6/16/2005	28N	34E	2	Pershing	NV	398	314

EXHIBIT A-1

SVP 31	NMC	906947	6/16/2005	28N	34E	2	Pershing	NV	398	315
SVP 32	NMC	906948	6/16/2005	28N	34E	2	Pershing	NV	398	316
SVP 33	NMC	906949	6/16/2005	28N	34E	2	Pershing	NV	398	317
SVP 34	NMC	906950	6/16/2005	28N	34E	2	Pershing	NV	398	318
SVP 35	NMC	906951	6/16/2005	28N	34E	2	Pershing	NV	398	319
SVP 36	NMC	906952	6/16/2005	28N	34E	2	Pershing	NV	398	320
SVP 37	NMC	906953	6/16/2005	28N	34E	2	Pershing	NV	398	321
SVP 38	NMC	906954	6/16/2005	28N	34E	2	Pershing	NV	398	322
SVP 39	NMC	906955	6/16/2005	28N	34E	2	Pershing	NV	398	323
SVP 40	NMC	906956	6/16/2005	28N	34E	2	Pershing	NV	398	324
SV 136	NMC	906957	6/9/2005	28N	34E	3	Pershing	NV	398	281
SV 137	NMC	906958	6/9/2005	28N	34E	3	Pershing	NV	398	282
SV 138	NMC	906959	6/9/2005	28N	34E	3	Pershing	NV	398	283
SV 139	NMC	906960	6/9/2005	29N	34E	35	Pershing	NV	398	284
SV 146	NMC	925039	2/11/2006	28N	34E	14	Pershing	NV	407	352
SV 147	NMC	925040	2/11/2006	28N	34E	14	Pershing	NV	407	353
SV 148	NMC	925041	2/11/2006	28N	34E	14	Pershing	NV	407	354
SV 149	NMC	925042	2/11/2006	28N	34E	13	Pershing	NV	407	355
				28N	34E	14
SV 150	NMC	925043	2/11/2006	28N	34E	13	Pershing	NV	407	356
				28N	34E	14
SV 151	NMC	925044	2/11/2006	28N	34E	13	Pershing	NV	407	357
SV 152	NMC	925045	2/11/2006	28N	34E	13	Pershing	NV	407	358
SV 153	NMC	925046	2/11/2006	28N	34E	13	Pershing	NV	407	359
SV 154	NMC	925047	2/11/2006	28N	34E	13	Pershing	NV	407	360
SV 155	NMC	925048	2/9/2006	28N	34E	11	Pershing	NV	407	361
				28N	34E	14
SV 156	NMC	925049	2/9/2006	28N	34E	14	Pershing	NV	407	362
SV 157	NMC	925050	2/9/2006	28N	34E	11	Pershing	NV	407	363
				28N	34E	14
SV 158	NMC	925051	2/9/2006	28N	34E	14	Pershing	NV	407	364
SV 159	NMC	925052	2/9/2006	28N	34E	11	Pershing	NV	407	365
				28N	34E	14
SV 160	NMC	925053	2/9/2006	28N	34E	14	Pershing	NV	407	366
SV 161	NMC	925054	2/9/2006	28N	34E	11	Pershing	NV	407	367
				28N	34E	14

EXHIBIT A-1

SV 162	NMC	925055	2/9/2006	28N	34E	14	Pershing	NV	407	368
SV 163	NMC	925056	2/9/2006	28N	34E	11	Pershing	NV	407	369
				28N	34E	14
SV 164	NMC	925057	2/9/2006	28N	34E	14	Pershing	NV	407	370
SV 165	NMC	925058	2/9/2006	28N	34E	11	Pershing	NV	407	371
				28N	34E	14
SV 166	NMC	925059	2/9/2006	28N	34E	14	Pershing	NV	407	372
SV 167	NMC	925060	2/9/2006	28N	34E	11	Pershing	NV	407	373
				28N	34E	12
				28N	34E	13
				28N	34E	14
SV 168	NMC	925061	2/9/2006	28N	34E	13	Pershing	NV	407	374
				28N	34E	14
SV 169	NMC	925062	2/9/2006	28N	34E	12	Pershing	NV	407	375
				28N	34E	13
SV 170	NMC	925063	2/9/2006	28N	34E	13	Pershing	NV	407	376
SV 171	NMC	925064	2/9/2006	28N	34E	12	Pershing	NV	407	377
				28N	34E	13
SV 172	NMC	925065	2/9/2006	28N	34E	13	Pershing	NV	407	378
SV 173	NMC	925066	2/9/2006	28N	34E	12	Pershing	NV	407	379
				28N	34E	13
SV 174	NMC	925067	2/9/2006	28N	34E	13	Pershing	NV	407	380
SV 175	NMC	925068	2/9/2006	28N	34E	12	Pershing	NV	407	381
				28N	34E	13
SV 176	NMC	925069	2/9/2006	28N	34E	13	Pershing	NV	407	382
SV 178	NMC	925071	2/9/2006	28N	34E	13	Pershing	NV	407	384
SV 180	NMC	925073	2/9/2006	28N	34E	13	Pershing	NV	407	386
SV 182	NMC	925075	2/9/2006	28N	34E	13	Pershing	NV	407	388
SV 184	NMC	925077	2/9/2006	28N	34E	13	Pershing	NV	407	390
SV 185	NMC	925078	2/11/2006	28N	34E	11	Pershing	NV	407	391
SV 186	NMC	925079	2/11/2006	28N	34E	11	Pershing	NV	407	392
SV 187	NMC	925080	2/10/2006	28N	34E	11	Pershing	NV	407	393
				28N	34E	12
SV 188	NMC	925081	2/10/2006	28N	34E	11	Pershing	NV	407	394
				28N	34E	12
SV 189	NMC	925082	2/10/2006	28N	34E	12	Pershing	NV	407	395

EXHIBIT A-1

SV 190	NMC	925083	2/10/2006	28N	34E	12	Pershing	NV	407	396
SV 191	NMC	925084	2/10/2006	28N	34E	12	Pershing	NV	407	397
SV 192	NMC	925085	2/10/2006	28N	34E	12	Pershing	NV	407	398
SV 193	NMC	925086	2/10/2006	28N	34E	12	Pershing	NV	407	399
SV 194	NMC	925087	2/10/2006	28N	34E	12	Pershing	NV	407	400
SV 195	NMC	925088	2/10/2006	28N	34E	12	Pershing	NV	407	401
SV 196	NMC	925089	2/10/2006	28N	34E	12	Pershing	NV	407	402
SV 197	NMC	925090	2/10/2006	28N	34E	12	Pershing	NV	407	403
SV 198	NMC	925091	2/10/2006	28N	34E	12	Pershing	NV	407	404
SV 199	NMC	925092	2/10/2006	28N	34E	12	Pershing	NV	407	405
SV 200	NMC	925093	2/10/2006	28N	34E	12	Pershing	NV	407	406
SV 201	NMC	925094	2/10/2006	28N	34E	12	Pershing	NV	407	407
SV 202	NMC	925095	2/10/2006	28N	34E	12	Pershing	NV	407	408
SV 203	NMC	925096	2/10/2006	28N	34E	12	Pershing	NV	407	409
SV 204	NMC	925097	2/10/2006	28N	34E	12	Pershing	NV	407	410
SV 205	NMC	925098	2/10/2006	28N	34E	11	Pershing	NV	407	411
				28N	34E	12
SV 206	NMC	925099	2/10/2006	28N	34E	1	Pershing	NV	407	412
				28N	34E	12
SV 207	NMC	925100	2/10/2006	28N	34E	1	Pershing	NV	407	413
				28N	34E	12
SV 208	NMC	925101	2/10/2006	28N	34E	1	Pershing	NV	407	414
				28N	34E	12
SV 209	NMC	925102	2/10/2006	28N	34E	1	Pershing	NV	407	415
				28N	34E	12
SV 210	NMC	925103	2/10/2006	28N	34E	1	Pershing	NV	407	416
				28N	34E	12
SV 211	NMC	925104	2/10/2006	28N	34E	1	Pershing	NV	407	417
				28N	34E	12
SV 212	NMC	925105	2/11/2006	28N	34E	1	Pershing	NV	407	418
				28N	34E	12
SV 213	NMC	925106	2/11/2006	28N	34E	12	Pershing	NV	407	419
				28N	34E	11
				29N	34E	32
SV 215	NMC	925108	2/11/2006	28N	34E	11	Pershing	NV	407	421
SV 216	NMC	925109	2/17/2006	28N	34E	2	Pershing	NV	407	422

EXHIBIT A-1

SV 217	NMC	925110	2/17/2006	28N	34E	2	Pershing	NV	407	423
SV 218	NMC	925111	2/17/2006	28N	34E	2	Pershing	NV	407	424
				28N	34E	11
SV 219	NMC	925112	2/17/2006	28N	34E	1	Pershing	NV	407	425
				28N	34E	2
SV 220	NMC	925113	2/17/2006	28N	34E	1	Pershing	NV	407	426
				28N	34E	2
				28N	34E	11
				28N	34E	12
SV 221	NMC	925114	2/12/2006	29N	34E	26	Pershing	NV	407	427
SV 222	NMC	925115	2/12/2006	29N	34E	26	Pershing	NV	407	428
SV 223	NMC	925116	2/12/2006	29N	34E	26	Pershing	NV	407	429
SV 224	NMC	925117	2/12/2006	29N	34E	26	Pershing	NV	407	430
SV 225	NMC	925118	2/12/2006	29N	34E	26	Pershing	NV	407	431
SV 226	NMC	925119	2/12/2006	29N	34E	26	Pershing	NV	407	432
SV 227	NMC	925120	2/12/2006	29N	34E	25	Pershing	NV	407	433
				29N	34E	26
SV 228	NMC	925121	2/12/2006	29N	34E	25	Pershing	NV	407	434
				29N	34E	26
SV 229	NMC	925122	2/12/2006	29N	34E	25	Pershing	NV	407	435
SV 230	NMC	925123	2/12/2006	29N	34E	25	Pershing	NV	407	436
SV 231	NMC	925124	2/12/2006	29N	34E	25	Pershing	NV	407	437
SV 232	NMC	925125	2/12/2006	29N	34E	25	Pershing	NV	407	438
SV 233	NMC	925126	2/12/2006	29N	34E	25	Pershing	NV	407	439
SV 234	NMC	925127	2/12/2006	29N	34E	25	Pershing	NV	407	440
SV 235	NMC	925128	2/12/2006	29N	34E	23	Pershing	NV	407	441
				29N	34E	26
SV 236	NMC	925129	2/12/2006	29N	34E	26	Pershing	NV	407	442
				29N	34E	27
SV 237	NMC	925130	2/12/2006	29N	34E	23	Pershing	NV	407	443
				29N	34E	26
SV 238	NMC	925131	2/12/2006	29N	34E	26	Pershing	NV	407	444
SV 239	NMC	925132	2/12/2006	29N	34E	23	Pershing	NV	407	445
				29N	34E	26
SV 240	NMC	925133	2/12/2006	29N	34E	26	Pershing	NV	407	446
SV 241	NMC	925134	2/12/2006	29N	34E	23	Pershing	NV	407	447

EXHIBIT A-1

				29N	34E	26
SV 242	NMC	925135	2/12/2006	29N	34E	26	Pershing	NV	407	448
SV 243	NMC	925136	2/12/2006	29N	34E	23	Pershing	NV	407	449
				29N	34E	26
SV 244	NMC	925137	2/12/2006	29N	34E	26	Pershing	NV	407	450
SV 245	NMC	925138	2/13/2006	29N	34E	23	Pershing	NV	407	451
				29N	34E	26
SV 246	NMC	925139	2/13/2006	29N	34E	26	Pershing	NV	407	452
SV 247	NMC	925140	2/13/2006	29N	34E	23	Pershing	NV	407	453
				29N	34E	26
SV 248	NMC	925141	2/13/2006	29N	34E	26	Pershing	NV	407	454
SV 249	NMC	925142	2/13/2006	29N	34E	23	Pershing	NV	407	455
				29N	34E	26
SV 250	NMC	925143	2/13/2006	29N	34E	26	Pershing	NV	407	456
SV 251	NMC	925144	2/13/2006	29N	34E	23	Pershing	NV	407	457
				29N	34E	26
SV 252	NMC	925145	2/13/2006	29N	34E	26	Pershing	NV	407	458
SV 253	NMC	925146	2/12/2006	29N	34E	25	Pershing	NV	407	459
				29N	34E	26
SV 254	NMC	925147	2/12/2006	29N	34E	25	Pershing	NV	407	460
SV 255	NMC	925148	2/12/2006	29N	34E	25	Pershing	NV	407	461
SV 256	NMC	925149	2/17/2006	28N	34E	1	Pershing	NV	407	462
SV 257	NMC	925150	2/17/2006	28N	34E	1	Pershing	NV	407	463
SV 258	NMC	925151	2/17/2006	28N	34E	1	Pershing	NV	407	464
SV 259	NMC	925152	2/17/2006	28N	34E	1	Pershing	NV	407	465
SV 260	NMC	925153	2/17/2006	28N	34E	1	Pershing	NV	407	466
				28N	34E	2
				29N	34E	35
				29N	34E	36
SV 261	NMC	925154	2/17/2006	28N	34E	1	Pershing	NV	407	467
				29N	34E	36
SV 277	NMC	925156	2/14/2006	29N	34E	28	Pershing	NV	407	469
SV 278	NMC	925157	2/14/2006	29N	34E	28	Pershing	NV	407	470
SV 285	NMC	925158	2/14/2006	29N	34E	28	Pershing	NV	407	471
SV 286	NMC	925159	2/14/2006	29N	34E	28	Pershing	NV	407	472
SV 287	NMC	925160	2/14/2006	29N	34E	28	Pershing	NV	407	473

EXHIBIT A-1

SV 288	NMC	925161	2/14/2006	29N	34E	28	Pershing	NV	407	474
SV 289	NMC	925162	2/14/2006	29N	34E	28	Pershing	NV	407	475
SV 290	NMC	925163	2/14/2006	29N	34E	28	Pershing	NV	407	476
SV 291	NMC	925164	4/12/2006	29N	34E	29	Pershing	NV	407	477
				29N	34E	32
SV 292	NMC	925165	4/12/2006	29N	34E	29	Pershing	NV	407	478
				29N	34E	32
SV 293	NMC	925166	2/15/2006	29N	34E	28	Pershing	NV	407	479
				29N	34E	29
				29N	34E	32
				29N	34E	33
SV 294	NMC	925167	2/15/2006	29N	34E	32	Pershing	NV	407	480
				29N	34E	33
SV 295	NMC	925168	2/15/2006	29N	34E	28	Pershing	NV	407	481
				29N	34E	33
SV 296	NMC	925169	2/15/2006	29N	34E	33	Pershing	NV	407	482
SV 297	NMC	925170	2/15/2006	29N	34E	28	Pershing	NV	407	483
				29N	34E	33
SV 298	NMC	925171	2/15/2006	29N	34E	33	Pershing	NV	407	484
SV 299	NMC	925172	2/15/2006	29N	34E	28	Pershing	NV	407	485
				29N	34E	33
SV 300	NMC	925173	2/15/2006	29N	34E	33	Pershing	NV	407	486
SV 301	NMC	925174	2/15/2006	29N	34E	32	Pershing	NV	407	487
				29N	34E	33
SV 302	NMC	925175	2/15/2006	29N	34E	32	Pershing	NV	407	488
				29N	34E	33
SV 303	NMC	925176	2/15/2006	29N	34E	33	Pershing	NV	407	489
SV 304	NMC	925177	2/15/2006	29N	34E	33	Pershing	NV	407	490
SV 305	NMC	925178	2/15/2006	29N	34E	33	Pershing	NV	407	491
SV 306	NMC	925179	2/15/2006	29N	34E	33	Pershing	NV	407	492
SV 307	NMC	925180	2/15/2006	29N	34E	33	Pershing	NV	407	493
SV 308	NMC	925181	2/15/2006	29N	34E	33	Pershing	NV	407	494
SV 309	NMC	925182	2/15/2006	28N	34E	4	Pershing	NV	407	495
				28N	34E	5
				29N	34E	32
				29N	34E	33

EXHIBIT A-1

SV 310	NMC	925183	2/15/2006	28N	34E	5	Pershing	NV	407	496
SV 311	NMC	925184	2/15/2006	28N	34E	4	Pershing	NV	407	497
				29N	34E	33
SV 312	NMC	925185	2/15/2006	28N	34E	4	Pershing	NV	407	498
SV 313	NMC	925186	2/15/2006	28N	34E	4	Pershing	NV	407	499
				29N	34E	33
SV 314	NMC	925187	2/15/2006	28N	34E	4	Pershing	NV	407	500
SV 315	NMC	925188	2/17/2006	28N	34E	4	Pershing	NV	407	501
SV 316	NMC	925189	2/17/2006	28N	34E	4	Pershing	NV	407	502
				28N	34E	9
SV 317	NMC	925190	2/17/2006	28N	34E	4	Pershing	NV	407	503
SV 318	NMC	925191	2/17/2006	28N	34E	4	Pershing	NV	407	504
				28N	34E	9
SV 319	NMC	925192	2/14/2006	28N	34E	4	Pershing	NV	407	505
SV 320	NMC	925193	2/15/2006	28N	34E	4	Pershing	NV	407	506
SV 321	NMC	925194	2/15/2006	28N	34E	4	Pershing	NV	407	507
SV 322	NMC	925195	2/15/2006	28N	34E	4	Pershing	NV	407	508
SV 323	NMC	925196	4/11/2006	28N	34E	3	Pershing	NV	407	509
				28N	34E	4
SV 324	NMC	925197	2/15/2006	28N	34E	4	Pershing	NV	407	510
SV 325	NMC	925198	2/15/2006	28N	34E	4	Pershing	NV	407	511
SV 326	NMC	925199	2/15/2006	28N	34E	4	Pershing	NV	407	512
SV 327	NMC	925200	2/15/2006	28N	34E	5	Pershing	NV	407	513
SV 328	NMC	925201	2/15/2006	28N	34E	5	Pershing	NV	407	514
				28N	34E	8
SV 329	NMC	925202	2/15/2006	28N	34E	5	Pershing	NV	407	514 A
SV 330	NMC	925203	2/15/2006	28N	34E	5	Pershing	NV	407	515
				28N	34E	8
SV 331	NMC	925204	2/15/2006	28N	34E	5	Pershing	NV	407	516
SV 332	NMC	925205	2/15/2006	28N	34E	5	Pershing	NV	407	517
				28N	34E	8
SV 333	NMC	925206	2/15/2006	28N	34E	5	Pershing	NV	407	518
SV 334	NMC	925207	2/15/2006	28N	34E	5	Pershing	NV	407	519
				28N	34E	8
SV 335	NMC	925208	2/15/2006	28N	34E	4	Pershing	NV	407	520
				28N	34E	5

EXHIBIT A-1

SV 336	NMC	925209	2/15/2006	28N	34E	4	Pershing	NV	407	521
				28N	34E	5
				28N	34E	8
				28N	34E	9
SV 337	NMC	925210	2/15/2006	28N	34E	4	Pershing	NV	407	522
SV 338	NMC	925211	2/15/2006	28N	34E	4	Pershing	NV	407	523
				28N	34E	9
SV 339	NMC	925212	2/15/2006	28N	34E	4	Pershing	NV	407	524
SV 340	NMC	925213	2/15/2006	28N	34E	4	Pershing	NV	407	525
				28N	34E	9
SV 341	NMC	925214	2/15/2006	28N	34E	8	Pershing	NV	407	526
SV 342	NMC	925215	2/15/2006	28N	34E	8	Pershing	NV	407	527
SV 343	NMC	925216	2/15/2006	28N	34E	8	Pershing	NV	407	528
SV 344	NMC	925217	2/15/2006	28N	34E	8	Pershing	NV	407	529
SV 345	NMC	925218	2/15/2006	28N	34E	8	Pershing	NV	407	530
SV 346	NMC	925219	2/15/2006	28N	34E	8	Pershing	NV	407	531
SV 347	NMC	925220	2/15/2006	28N	34E	8	Pershing	NV	407	532
SV 348	NMC	925221	2/15/2006	28N	34E	8	Pershing	NV	407	533
SV 349	NMC	925222	2/15/2006	28N	34E	8	Pershing	NV	407	534
SV 350	NMC	925223	2/15/2006	28N	34E	8	Pershing	NV	407	535
SV 351	NMC	925224	2/15/2006	28N	34E	8	Pershing	NV	407	536
SV 352	NMC	925225	2/15/2006	28N	34E	8	Pershing	NV	407	537
SV 353	NMC	925226	2/15/2006	28N	34E	8	Pershing	NV	407	538
				28N	34E	9
SV 354	NMC	925227	2/15/2006	28N	34E	9	Pershing	NV	407	539
SV 355	NMC	925228	4/13/2006	28N	34E	8	Pershing	NV	407	540
SV 356	NMC	925229	4/14/2006	28N	34E	4	Pershing	NV	407	541
				28N	34E	5
SV 357	NMC	925230	4/13/2006	29N	34E	23	Pershing	NV	407	542
				29N	34E	24
				29N	34E	25
				29N	34E	26
SV 266	NMC	929379	5/15/2006	29N	34E	20	Pershing	NV	409	624
				29N	34E	29
SV 267	NMC	929380	5/15/2006	29N	34E	20	Pershing	NV	409	625
				29N	34E	29

EXHIBIT A-1

SV 268	NMC	929381	4/14/2006	29N	34E	20	Pershing	NV	409	626
				29N	34E	28
SV 269	NMC	929382	4/14/2006	29N	34E	21	Pershing	NV	409	627
				29N	34E	28
SV 270	NMC	929383	4/14/2006	29N	34E	21	Pershing	NV	409	628
				29N	34E	28
SV 271	NMC	929384	4/14/2006	29N	34E	21	Pershing	NV	409	629
				29N	34E	28
SV 272	NMC	929385	4/14/2006	29N	34E	21	Pershing	NV	409	630
				29N	34E	28
SV 273	NMC	929386	4/14/2006	29N	34E	21	Pershing	NV	409	631
				29N	34E	28
SV 274	NMC	929387	4/14/2006	29N	34E	21	Pershing	NV	409	632
				29N	34E	28
SV 275	NMC	929388	4/14/2006	29N	34E	21	Pershing	NV	409	633
				29N	34E	28
SV 276	NMC	929389	4/14/2006	29N	34E	21	Pershing	NV	409	634
				29N	34E	28
SV 283	NMC	929394	4/12/2006	29N	34E	28	Pershing	NV	409	639
				29N	34E	29
SV 284	NMC	929395	4/12/2006	29N	34E	28	Pershing	NV	409	640
				29N	34E	29
Dry 1	NMC	954162	3/27/2007	28N	34E	1	Pershing	NV	423	200
				28N	35E	6
Dry 2	NMC	954163	3/27/2007	28N	34E	1	Pershing	NV	423	201
				28N	35E	6
Dry 3	NMC	954164	3/27/2007	28N	34E	1	Pershing	NV	423	202
				28N	35E	6
SSV 142	NMC	954582	3/29/2007	28N	34E	1	Pershing	NV	423	203
				29N	34E	36
SSV 143	NMC	954583	3/29/2007	28N	34E	1	Pershing	NV	423	204
				29N	34E	36
SSV 144	NMC	954584	3/29/2007	28N	34E	1	Pershing	NV	423	205
SSV 370	NMC	954585	3/29/2007	29N	34E	36	Pershing	NV	423	206
SSV 371	NMC	954586	3/29/2007	29N	34E	36	Pershing	NV	423	207
SSV 372	NMC	954587	3/29/2007	29N	34E	36	Pershing	NV	423	208

EXHIBIT A-1

SSV 373	NMC	954588	3/29/2007	29N	34E	36	Pershing	NV	423	209
SSV 374	NMC	954589	3/29/2007	28N	34E	1	Pershing	NV	423	210
				29N	34E	36
SSV 375	NMC	954590	3/29/2007	28N	34E	1	Pershing	NV	423	211
				29N	34E	36
SSV 376	NMC	954591	3/29/2007	28N	34E	1	Pershing	NV	423	212
				29N	34E	36
SSV 377	NMC	954592	3/29/2007	28N	34E	1	Pershing	NV	423	213
				29N	34E	36
SSV 378	NMC	954593	3/29/2007	28N	34E	1	Pershing	NV	423	214
				29N	34E	36
SSV 379	NMC	954594	3/29/2007	28N	34E	1	Pershing	NV	423	215
SSV 380	NMC	954595	3/29/2007	28N	34E	1	Pershing	NV	423	216
				29N	34E	36
SSV 381	NMC	954596	3/29/2007	28N	34E	1	Pershing	NV	423	217
SSV 382	NMC	954597	3/29/2007	28N	34E	1	Pershing	NV	423	218
SSV 383	NMC	954598	3/29/2007	28N	34E	1	Pershing	NV	423	219
SSV 385	NMC	954599	3/29/2007	28N	34E	1	Pershing	NV	423	220
SSV 386	NMC	954600	3/29/2007	28N	34E	1	Pershing	NV	423	221
SSV 387	NMC	954601	3/29/2007	28N	34E	1	Pershing	NV	423	222
				28N	35E	6
SV 262	NMC	954602	3/29/2007	28N	34E	1	Pershing	NV	423	223
SV 214	NMC	977866	11/7/2007	28N	34E	11	Pershing	NV	432	395
SVR 1	NMC	987526	3/26/2008	28N	34E	12	Pershing	NV	435	587
SVR 2	NMC	987527	3/26/2008	28N	34E	12	Pershing	NV	435	588
SVR 3	NMC	987528	3/26/2008	28N	34E	12	Pershing	NV	435	589
SVR 4	NMC	987529	3/26/2008	28N	34E	12	Pershing	NV	435	590
SVR 5	NMC	987530	3/26/2008	28N	34E	18	Pershing	NV	435	591
SVR 6	NMC	987531	3/26/2008	28N	34E	18	Pershing	NV	435	592
SVR 7	NMC	987532	3/26/2008	28N	34E	18	Pershing	NV	435	593
SVR 8	NMC	987533	3/26/2008	28N	34E	18	Pershing	NV	435	594
SVR 9	NMC	987534	3/26/2008	28N	34E	18	Pershing	NV	435	595
SVR 10	NMC	987535	3/26/2008	28N	34E	18	Pershing	NV	435	596
SVR 11	NMC	987536	3/26/2008	28N	34E	18	Pershing	NV	435	597
SVR 12	NMC	987537	3/26/2008	28N	34E	18	Pershing	NV	435	598
SVR 13	NMC	987538	3/26/2008	28N	34E	18	Pershing	NV	435	599

EXHIBIT A-1

SVR 14	NMC	987539	3/26/2008	28N	34E	18	Pershing	NV	435	600
SVR 15	NMC	987540	3/26/2008	28N	34E	13	Pershing	NV	435	601
SVR 16	NMC	987541	3/26/2008	28N	34E	13	Pershing	NV	435	602
Freedom 2	NMC	780754	11/3/1997	28N	34E	8	Pershing	NV	325	50
Freedom 1	NMC	785920	11/3/1997	29N	34E	35	Pershing	NV	325	522
Duffy 1	NMC	811224	1/4/2000	28N	34E	4	Pershing	NV	348	308
Duffy 2	NMC	811225	1/4/2000	28N	34E	4	Pershing	NV	348	309
Duffy 5	NMC	965332	9/5/2007	28N	34E	4	Pershing	NV	427	745
Duffy 6	NMC	965333	9/5/2007	28N	34E	4	Pershing	NV	427	746
Duffy 7	NMC	965334	9/5/2007	28N	34E	4	Pershing	NV	427	747
Duffy 8	NMC	965335	9/5/2007	28N	34E	4	Pershing	NV	427	748
PS 1	NMC	930781	4/20/2006	29N	34E	36	Pershing	NV	410	362
PS 2	NMC	930782	4/20/2006	29N	34E	36	Pershing	NV	410	363
PS 3	NMC	930783	4/20/2006	29N	34E	36	Pershing	NV	410	364
PS 4	NMC	930784	4/20/2006	29N	34E	36	Pershing	NV	410	365
PS 5	NMC	930785	4/20/2006	29N	34E	36	Pershing	NV	410	366
PS 6	NMC	930786	4/20/2006	29N	34E	30	Pershing	NV	410	367
PS 7	NMC	930787	4/20/2006	29N	34E	30	Pershing	NV	410	368
PS 8	NMC	930788	4/20/2006	29N	34E	30	Pershing	NV	410	369
PS 9	NMC	930789	4/20/2006	29N	34E	30	Pershing	NV	410	370
PS 10	NMC	930790	4/20/2006	29N	34E	36	Pershing	NV	410	371
PS 11	NMC	930791	4/20/2006	29N	34E	36	Pershing	NV	410	372
PS 12	NMC	930792	4/20/2006	29N	34E	36	Pershing	NV	410	373
PS 13	NMC	930793	4/20/2006	29N	34E	36	Pershing	NV	410	374
PS 14	NMC	930794	4/20/2006	29N	34E	31	Pershing	NV	410	375
PS 15	NMC	930795	4/20/2006	29N	34E	31	Pershing	NV	410	376
PS 16	NMC	930796	4/20/2006	29N	34E	31	Pershing	NV	410	377
PS 17	NMC	930797	4/20/2006	29N	34E	31	Pershing	NV	410	378
PS 18	NMC	930798	4/20/2006	29N	34E	31	Pershing	NV	410	379
PS 19	NMC	930799	4/20/2006	29N	34E	31	Pershing	NV	410	380
PS 20	NMC	930800	4/20/2006	29N	34E	31	Pershing	NV	410	381
PS 21	NMC	930801	4/20/2006	29N	34E	31	Pershing	NV	410	382
PS 22	NMC	930802	4/20/2006	29N	34E	31	Pershing	NV	410	383
PS 28	NMC	930808	4/20/2006	28N	35E	6	Pershing	NV	410	389
PS 29	NMC	930809	4/20/2006	28N	35E	6	Pershing	NV	410	390
PS 30	NMC	930810	4/20/2006	28N	35E	6	Pershing	NV	410	391

EXHIBIT A-1

PS 31	NMC	930811	4/20/2006	28N	35E	6	Pershing	NV	410	392
PS 32	NMC	930812	4/20/2006	28N	35E	6	Pershing	NV	410	393
PS 34	NMC	930814	5/17/2006	28N	35E	6	Pershing	NV	410	395
PS 35	NMC	930815	5/17/2006	28N	35E	6	Pershing	NV	410	396
PS 36	NMC	930816	5/17/2006	28N	35E	6	Pershing	NV	410	397
PS 37	NMC	930817	5/17/2006	28N	35E	6	Pershing	NV	410	398
PS 38	NMC	930818	5/17/2006	28N	35E	6	Pershing	NV	410	399
PS 39	NMC	930819	5/17/2006	28N	35E	6	Pershing	NV	410	400
PS 40	NMC	930820	5/17/2006	28N	35E	6	Pershing	NV	410	401
PS 43	NMC	930823	4/20/2006	28N	35E	6	Pershing	NV	410	404
PS 44	NMC	930824	4/20/2006	28N	35E	6	Pershing	NV	410	405
PS 45	NMC	930825	4/20/2006	28N	35E	6	Pershing	NV	410	406
PS 46	NMC	930826	4/20/2006	28N	35E	6	Pershing	NV	410	407
PS 47	NMC	930827	4/20/2006	28N	35E	6	Pershing	NV	410	408
PS 48	NMC	930828	4/20/2006	28N	35E	6	Pershing	NV	410	409
PS 58	NMC	930838	4/20/2006	28N	35E	6	Pershing	NV	410	419
PS 59	NMC	930839	4/20/2006	28N	35E	6	Pershing	NV	410	420
PS 60	NMC	930840	4/20/2006	28N	35E	6	Pershing	NV	410	421
PS 61	NMC	930841	4/20/2006	28N	35E	6	Pershing	NV	410	422
PS 62	NMC	930842	4/20/2006	28N	35E	6	Pershing	NV	410	423
PS 63	NMC	930843	4/20/2006	28N	35E	6	Pershing	NV	410	424
SV 51	NMC	825454	10/4/2001	29N	34E	35	Pershing	NV	362	325
				28N	34E	2
SV 52	NMC	825455	10/4/2001	28N	34E	2	Pershing	NV	362	326
SV 53	NMC	825456	10/4/2001	29N	34E	35	Pershing	NV	362	327
SV 54	NMC	825457	10/4/2001	29N	34E	35	Pershing	NV	362	328
				28N	34E	2
SV 60	NMC	832254	8/10/2002	29N	34E	26	Pershing	NV	369	571
SV 61	NMC	832255	8/10/2002	29N	34E	26	Pershing	NV	369	572
SV 62	NMC	832256	8/10/2002	29N	34E	26	Pershing	NV	369	573
SV 63	NMC	832257	8/10/2002	29N	34E	26	Pershing	NV	369	574
SV 64	NMC	832258	8/10/2002	29N	34E	26	Pershing	NV	369	575
SV 65	NMC	832259	8/10/2002	29N	34E	26	Pershing	NV	369	576
SV 66	NMC	832260	8/10/2002	29N	34E	26	Pershing	NV	369	577
SV 67	NMC	832261	8/10/2002	29N	34E	26	Pershing	NV	369	578
SV 68	NMC	832262	8/10/2002	29N	34E	26	Pershing	NV	369	579

EXHIBIT A-1

SV 69	NMC	832263	8/10/2002	29N	34E	26	Pershing	NV	369	580
SV 70	NMC	832264	8/10/2002	29N	34E	26	Pershing	NV	369	581
SV 71	NMC	832265	8/10/2002	29N	34E	26	Pershing	NV	369	582
SV 72	NMC	832266	8/13/2002	29N	34E	35	Pershing	NV	369	583
SV 73	NMC	832267	8/13/2002	29N	34E	35	Pershing	NV	369	584
SV 74	NMC	832268	8/13/2002	29N	34E	35	Pershing	NV	369	585
SV 75	NMC	832269	8/13/2002	29N	34E	35	Pershing	NV	369	586
SV 76	NMC	832270	8/9/2002	29N	34E	35	Pershing	NV	369	587
SV 77	NMC	832271	8/9/2002	29N	34E	35	Pershing	NV	369	588
SV 78	NMC	832272	8/9/2002	29N	34E	35	Pershing	NV	369	589
SV 79	NMC	832273	8/9/2002	29N	34E	35	Pershing	NV	369	590
SV 80	NMC	832274	8/30/2002	29N	34E	35	Pershing	NV	369	591
SV 81	NMC	832275	8/30/2002	29N	34E	35	Pershing	NV	369	592
SV 82	NMC	832276	8/30/2002	29N	34E	35	Pershing	NV	369	593
SV 83	NMC	832277	8/30/2002	29N	34E	35	Pershing	NV	369	594

EXHIBIT A-1

EXHIBIT A-2

To

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By And Between

MGC RESOURCES INC.

And

BARRICK GOLD EXPLORATION INC.

EXHIBIT A-2

EXHIBIT B

To

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By And Between

MGC RESOURCES INC.

And

BARRICK GOLD EXPLORATION INC.

ACCOUNTING PROCEDURES

The financing and accounting procedures to be followed by the Manager and the Participants under the Agreement are set forth below. All capitalized terms in these Accounting Procedures shall have the definition attributed to them in the Agreement, unless defined otherwise herein.

The purpose of these Accounting Procedures is to establish equitable methods for determining charges and credits applicable to Operations. It is the intent of the Participants that neither of them shall lose or profit by reason of the designation of one of them to exercise the duties and responsibilities of the Manager. The Participants shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity. In the event of a conflict between the provisions of these Accounting Procedures and those of the Agreement, the provisions of the Agreement shall control.

ARTICLE I

GENERAL PROVISIONS

1.1       General Accounting Records. The Manager shall maintain detailed and comprehensive cost accounting records in accordance with these Accounting Procedures, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Operations for managerial, tax, regulatory or other financial, regulatory, or legal reporting purposes related to the Business. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

1.2       Cash Management Accounts. The Manager shall maintain one or more separate cash management accounts for the payment of all expenses and the deposit of all cash receipts for the Business.

EXHIBIT B

1.3       Statements and Billings. The Manager shall prepare statements and bill the Participants as provided in Article X of the Agreement. Payment of any such billings by either Participant, including the Manager, shall not prejudice such Participant’s right to protest or question the correctness thereof for a period not to exceed 24 months following the calendar year during which such billings were received by such Participant. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such 24 month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Paragraphs 5.1 and 5.2.

ARTICLE II

CHARGES TO BUSINESS ACCOUNT

Subject to the limitations hereinafter set forth, the Manager shall charge the Business Account with the following:

2.1       Properties Acquisition Costs, Rentals, Royalties and Other Payments. All property acquisition and holding costs, including Governmental Fees, filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, lease payments, real property taxes and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

2.2	Labor and Employee Benefits

(a)       Salaries and wages of the Manager’s employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

(b)       The Manager’s cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Subparagraph 2.2(a) and Paragraph 2.12. Such costs may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager’s cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

(c)       The Manager’s actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Subparagraph 2.2(a) or Paragraph 2.12 rather than employees’ benefit plans) and other benefit plans of a like

EXHIBIT B

nature applicable to salaries and wages chargeable under Subparagraphs 2.2(a) or Paragraph 2.12, provided that the plans are limited to the extent feasible to those customary in the industry.

(d)       Cost of assessments imposed by governmental authority that are applicable to salaries and wages chargeable under Subparagraph 2.2(a) and Paragraph 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

(e)       All payments made by Barrick to MGC for the use of full-time and part-time Midway Personnel, as set forth in that Service Agreement between Barrick and MGC of even date herewith.

2.3       Materials, Equipment and Supplies. The cost of materials, equipment and supplies (herein called “Material”) purchased from unaffiliated third parties or furnished by either Participant as provided in Paragraph 3.1. The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

2.4       Equipment and Facilities Furnished by Manager. The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed Prime Rate plus three percent (3%) per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

2.5       Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for Operations.

2.6       Contract Services and Utilities. The cost of contract services and utilities procured from outside sources, other than services described in Paragraphs 2.9 and 2.13. If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of Operations. The cost of professional consultant services procured from outside sources in excess of $100,000.00 per annum per contract shall not be charged to the Business Account unless approved by the Management Committee.

2.7       Insurance Premiums. Net premiums paid for insurance required to be carried for Operations for the protection of the Participants. When Operations are conducted in an area where the Manager may self-insure for Worker’s Compensation and/or Employer’s Liability under state law, the Manager may elect to include such risks in its self-insurance program and shall charge its

EXHIBIT B

costs of self-insuring such risks to the Business Account provided that such charges shall not exceed published manual rates.

2.8       Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

2.9       Legal and Regulatory Expense. Except as otherwise provided in Paragraph 2.13, all legal and regulatory costs and expenses incurred in or resulting from Operations or necessary to protect or recover the Assets of the Business, including costs of title investigation and title curative services. All attorneys fees and other legal costs to handle, investigate and settle litigation or claims, and amounts paid in settlement of such litigation or claims in excess of $100,000.00 per annum shall not be charged to the Business Account unless approved by the Management Committee.

2.10	Audit. Cost of annual audits under Subsection 10.6(a).

2.11     Taxes. All taxes, assessments and like charges on Operations and Assets which have been paid by the Manager for the benefit of the Participants. Each Participant is separately responsible for taxes determined or measured by a Participant’s sales revenue or net income.

2.12     District and Camp Expense (Field Supervision and Camp Expenses). A pro rata portion of: (i) the salaries and expenses of the Manager’s superintendent and other employees serving Operations to the extent their time is spent directly on such Operations, and (ii) the costs of maintaining and operating an office and any necessary suboffice, and (iii) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all Properties served by the Manager’s employees and facilities shall be apportioned to the Business Account on the basis of a ratio to be approved by the Management Committee.

2.13	Administrative Charge.

(a)       Each month, the Manager shall charge the Business Account a sum for each phase of Operations as provided below, which shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses to conduct each phase of Operations, and which shall be in lieu of any management fee and for taxes based on production of Products:

(i)	Exploration Phase -	5% of Allowable Costs.

EXHIBIT B

(ii)	Development Phase -	3% of Allowable Costs.
(iii)	Major Construction Phase - 1% of Allowable Costs.
(iv)	Mining Phase - 5% of Allowable Costs.

(b)       The term “Allowable Costs” as used in this Paragraph for a particular phase of Operations shall mean all charges to the Business Account excluding:

(i) the administrative charge referred to herein;

(ii) depreciation, depletion or amortization of tangible or intangible Assets;

(iii) amounts charged in accordance with Paragraphs 2.1 and 2.9, and

(iv) marketing costs.

(v) The Manager shall attribute such Allowable Costs to a particular phase of Operations by applying the following guidelines:

(A)      The Exploration Phase shall cover those Operations conducted to ascertain the existence, location, extent or quantity of any deposit of ore or mineral.

(B)      The Development Phase shall cover those Operations, including Pre-Feasibility and Management Assessment Study Operations, conducted to assess a commercially feasible ore body or to extend production of an existing ore body, and to construct or install related fixed Assets.

(C)      The Major Construction Phase shall include all Operations involved in the construction of a mill, smelter or other ore processing facilities.

(D)      The Mining Phase shall include all other Operations activities not otherwise covered above, including activities conducted after Mining Operations have ceased.

(c)       Various phases of Operations may be conducted concurrently, in which event the administrative charge shall be calculated separately for Allowable Costs attributable to each phase.

(d)       The monthly administration charge determined for each phase of Operations shall be a liquidated amount to reimburse Manager for its home office overhead and general and administrative expenses for its conduct of Operations, and shall be equitably apportioned among all

EXHIBIT B

of the properties served during such monthly period on the basis of a ratio approved by the Management Committee.

(e)       The following is a representative list of items that constitute the Manager’s principal business office expenses that are expressly covered by the administrative charge provided in this Paragraph, except to the extent that such items are directly chargeable to the Business Account under other provisions of this Article II:

(i)        Administrative supervision, which includes all services rendered by managers, department supervisors, officers and directors of the Manager for Operations.

(ii)       Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports;

(iii)      The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Business Account;

(iv)      Routine legal services rendered by outside sources and the Manager’s legal staff not otherwise charged to the Business Account under Paragraph 2.9, including property acquisition, attorney management and oversight, and support services provided by Manager’s legal staff concerning any litigation; and

(v)       Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

(f)        The Management Committee shall annually review the administrative charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive based on the principles that the Manager shall not make a profit or suffer a loss and that it should be fairly and adequately compensated for its costs and expenses.

2.14     Environmental Compliance Fund. Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the life of the Business, will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Manager shall invest such amounts on behalf of the Participants as provided in Subsection 8.2(r).

EXHIBIT B

2.15     Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

ARTICLE III

BASIS OF CHARGES TO BUSINESS ACCOUNT

3.1       Purchases. Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.

3.2       Material Furnished by a Participant for Use in the Business. Any Material furnished by either Participant for use in the Business or distributed to either Participant by the Manager shall be priced on the following basis:

(a)       New Material: New Material furnished by either Participant shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time it is furnished (herein called “New Price”).

(b)	Used Material.

(i)        Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

(A)      Used Material furnished by either Participant shall be priced at 75% of the New Price;

(B)      Used Material distributed to either Participant shall be priced (i) at 75% of the New Price if such Material was originally charged to the Business Account as new Material, or (ii) at 65% of the New Price if such Material was originally charged to the Business Account as good used Material at 75% of the New Price.

(ii)       Other used Material that, after reconditioning, will be further serviceable for original function as good secondhand Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.

EXHIBIT B

(iii)      Bad-Order Material which is no longer usable for its original purpose without excessive repair cost but further usable for some other purpose shall be priced on a basis comparable with items normally used for that purpose.

(iv)      All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices.

(c)       Obsolete Material. Any Material that is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above, shall be priced by the Management Committee. Such price shall be set at a level that will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.

3.3       Premium Prices. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager’s direct cost and expenses incurred in procuring such Material and making it suitable for use. The Manager shall give written notice of the proposed charge to the Participants prior to the time when such charge is to be billed, whereupon either Participant shall have the right, by notifying the Manager within 10 days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.

3.4       Warranty of Material Furnished by the Manager or Participants. Neither Participant warrants any Material furnished beyond any dealer’s or manufacturer’s warranty and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

ARTICLE IV

DISPOSAL OF MATERIAL

4.1       Disposition Generally. The Manager shall have no obligation to purchase either Participant’s interest in Material. The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Participants as provided in Paragraph 4.2.

4.2       Distribution to Participants. Any Material to be distributed to the Participants shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Business Account on the basis provided in Paragraph 3.2.

EXHIBIT B

4.3       Sales. Sales of Material to third parties shall be credited to the Business Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Business Account if and when paid.

ARTICLE V

INVENTORIES

5.1       Periodic Inventories, Notice and Representations. At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties, and the expense of conducting such periodic inventories shall be charged to the Business Account. The Manager shall give written notice to the Participants of its intent to take any inventory at least 30 days before such inventory is scheduled to take place. A Participant shall be deemed to have accepted the results of any inventory taken by the Manager if the Participant fails to be represented at such inventory.

5.2       Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Business Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within 6 months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Business Account for overages and shortages, but the Manager shall be held accountable to the Business only for shortages due to lack of reasonable diligence.

EXHIBIT B

EXHIBIT C

To

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By And Between

MGC RESOURCES INC.

And

BARRICK GOLD EXPLORATION INC.

DEFINITIONS

“Accounting Procedures” means the procedures set forth in Exhibit B.

“Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Participant.

“Agreement” means this Exploration, Development and Mine Operating Agreement, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated by this reference.

“Approved Alternative” means a Development and Mining alternative selected by the Management Committee from various Development and Mining alternatives analyzed in the Pre-Feasibility Studies.

“Area of Interest” means any interest in real properties within the area depicted on the map attached hereto as Exhibit A-2.

“Assets” means the Properties, Products, Business Information, and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contract rights held for the benefit of the Participants hereunder.

“Budget” means a detailed estimate of all costs to be incurred and a schedule of cash advances to be made by the Participants with respect to a Program.

“Business” means the contractual relationship of the Participants under this Agreement.

“Business Account” means the account maintained by the Manager for the Business in accordance with Exhibit B.

EXHIBIT C

“Business Information” means the terms of this Agreement, and any other agreement relating to the Business, the Existing Data, and all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement. The term “Business Information” shall not include any improvements, enhancements, refinements or incremental additions to Participant Information that are developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement.

“Commercial Production” means (i) the operation of the Properties or any portion thereof as a producing mine and the production of Products therefrom, for a minimum period of 60 consecutive days at an average rate of not less than seventy-five percent (75%) of the initial rated capacity of the mining facilities, as set out in a Management Assessment Study, or (ii) the date of first shipment of Products in commercial quantities to off-site processing facilities (other than for testing purposes) if the plans for the Business do not include the construction of on-site processing facilities. For greater certainty, Commercial Production does not include milling for the purpose of testing, milling by a pilot plant, or milling during an initial tune-up period of the processing facilities;

“Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Participant.

“Continuing Obligations” mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, including future monitoring, stabilization, or Environmental Compliance.

“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

EXHIBIT C

“Cost Index” means the Consumer Price Index for All Items (Series ID CUUR0000SA0 or replacement thereof), not seasonally adjusted, published by the United States Department of Labor, Bureau of Statistics.

“Cover Payment” shall have the meaning as set forth in Section 10.4 of the Agreement.

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

“Effective Date” means the date set forth in the preamble to this Agreement.

“Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against either Participant, by any person or entity other than the other Participant, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous

EXHIBIT C

materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

“Equity Account” means the account maintained for each Participant by the Manager in accordance with Subsection 8.2(n) of the Agreement.

“Existing Data” means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information developed in operations on the Properties prior to the Effective Date.

“Existing Permits” means those governmental permits, licenses and other approvals that are currently in place pertaining to the Properties, as set forth in Part 3 of Exhibit A.

“Expansion” or “Modification” means (i) a material increase in mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste or tailings disposal methods. An increase or change shall be deemed “material” if it is anticipated to cost more than 75% of original capital costs attributable to the Development of the mining or production capacity, recovery process or waste or tailings disposal facility to be expanded or modified.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance.

“Exploration Expenditures” means all costs, fees, expenses, liabilities and charges paid or incurred by Barrick which are directly related to Exploration, including all costs of land holdings, evaluation, exploration and development of the Assets and Property, drilling, drifting and tunneling costs, machinery, equipment and supply costs, salaries, benefits and wages of employees, contractor charges and fees (including any costs incurred under the service agreement between the Participants), assay, metallurgical and other lab fees, permitting and environmental compliance costs, land maintenance costs, bonding and insurance costs (but not including the principal amount of any bond), local office and camp expenses, utility and infrastructure costs, and all costs that would be chargeable to the Business Account as provided in Article II of Exhibit B (excluding paragraph 2.10 of Exhibit B).

“Exploration Period” means the period of time commencing on the Effective Date and continuing until December 31, 2013, unless Barrick elects to earn an additional interest in the Properties as provided in Subsection 5.2(b) of the Agreement, in which case the Exploration

EXHIBIT C

Period shall extend until December 31, 2014. Provided, however, that the Exploration Period shall terminate upon the withdrawal of Barrick prior to the completion of Barrick’s Initial Contribution or upon Barrick earning an interest in the Properties by completing its Initial Contribution pursuant to the provisions of Section 5.2 of the Agreement. Notwithstanding the foregoing, the Exploration Period shall be deemed to have commenced (i) on January 1, 2009 with respect to the use of Midway Personnel under Section 4.9, and (ii) on October 17, 2008 with respect to title work performed by or on behalf of Barrick relating to the Properties, the parties having agreed that such activities will be included as Exploration Expenditures and subject to the terms of this Agreement.

“Feasibility Contractors” means one or more engineering firms approved by the Management Committee for purposes of preparing or auditing any Pre-Feasibility Study or Management Assessment Study.

“Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold unpatented mining claims and millsites.

“Initial Contribution” means that contribution each Participant has made or agrees to make pursuant to Section 5.4 of the Agreement.

“Law” or “Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Management Assessment Study” means a detailed report to be prepared following selection by the Management Committee of one or more Approved Alternatives, which may but need not be in the form of a feasibility study shall include a review of information presented in any Pre-Feasibility Studies concerning the Approved Alternative(s). The Management Assessment Study shall be in a form and of a scope as is necessary to meet the standards of North American financial institutions for the purpose of determining the advisability of providing project financing on a commercial, competitive basis, taking into consideration all relevant criteria deemed to be both normal and prudent for the mining industry at that time.

“Management Committee” means the committee established under Article VII of the Agreement.

“Manager” means the Participant appointed under Article VIII of the Agreement to manage Operations, or any successor Manager.

EXHIBIT C

“MGC Development Costs” means MGC’s share (30%) of the Project Financing and costs of Operations incurred through the Major Construction Phase, as defined in Exhibit B, Subparagraph 2.13(b)(v)(C), of a project approved by the Management Committee, and thereafter up to the date that Commercial Production of Products has been established.

“Midway Personnel” means an employee or employees of MGC.

“Mining” means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products.

“Mining Leases” means those mining leases to which MGC is a party identified in Exhibit A.

“Net Proceeds” means certain amounts calculated as provided in Exhibit E, which may be payable to a Participant under the Agreement.

“Net Smelter Returns Royalty” means certain amounts calculated as provided in Exhibit D, which may be payable to MGC under the Agreement.

“Operations” means the activities carried out under this Agreement.

“Participant” means MGC or Barrick, or any permitted successor or assign of MGC or Barrick under the Agreement.

“Participant Information” means all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information but excluding the Existing Data), which, as shown by written records, was developed, conceived, originated or obtained by a Participant: (a) prior to entering into this Agreement, or (b) independent of its performance under the terms of this Agreement.

“Participating Interest” means the percentage interest representing the ownership interest of a Participant in the Assets assuming a joint venture is formed under Section 5.4 of the Agreement, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two decimal places as follows: Decimals of .005 or more shall be rounded up (e.g., 1.519% rounded to 1.52%); decimals of less than .005 shall be rounded down (e.g., 1.514% rounded to 1.51%). The initial Participating Interests of the Participants are set forth in Section 6.1 of the Agreement.

“Payout” means the date on which the Equity Account balance of each of the Participants has become zero or a negative number, regardless of whether the Equity Account balance of either

EXHIBIT C

or both Participants subsequently becomes a positive number. If one Participant’s Equity Account balance becomes zero or a negative number before the other Participant’s, “Payout” shall not occur until the date that the other Participant’s Equity Account balance first becomes zero or a negative number.

“Pre-Feasibility Studies” means one or more studies prepared to analyze whether economically viable Mining Operations may be possible on the Properties.

“Prime Rate” means the interest rate quoted and published as “Prime” as published in The Wall Street Journal, under the heading “Money Rate,” as the rate may change from day to day.

“Products” means all ores, minerals and mineral resources produced from the Properties.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a period determined by the Management Committee.

“Program Period” means the time period covered by an adopted Program and Budget.

“Project Financing” means any financing approved by the Management Committee and obtained by the Participants for the purpose of placing a mineral deposit situated on the Properties into Commercial Production, including any financing arranged for by Barrick on behalf of MGC to fund MGC Development Costs, but shall not otherwise include any financing obtained individually by either Participant to finance payment or performance of its obligations under the Agreement.

“Properties” means those interests in real property described in Exhibit A and all other interests in real property that are acquired and held subject to the Agreement.

“Qualified Person” means an individual who (a) is an engineer or geoscientist with at least five years experience in mineral exploration, mine development or operation or mineral project assessment, or any combination of these; (b) has experience relevant to the subject matter of the mineral project and the Technical Report; and (c) is a member in good standing of a statutorily recognized self-regulating professional organization with disciplinary powers. The parties acknowledge and agree that the definition of “Qualified Person” under this Agreement will be deemed to be automatically modified if the definition of that term is modified in the National Instrument 43 101, “Standards of Disclosure for Mineral Projects” applicable to all companies listed on a Canadian stock exchange.

“Recalculated Participating Interest” means the reduced Participating Interest of a Participant as recalculated under the Agreement.

EXHIBIT C

“Reduced Participant” means a Participant whose Participating Interest is reduced under the Agreement.

“Spot Price” means: In the case of gold, the London PM fixing in U.S. Dollars for refined gold (as shown in the column of the Wall Street Journal entitled “Cash Prices” under the sub-entry entitled “Precious Metals”) for the trading day on which Products are shipped to the refinery, or the next subsequent trading day if Products are shipped on a day when no London P.M. fixing is quoted. In the case of silver, the Handy & Harmon base price for silver in U.S. Dollars (as shown in the column of the Wall Street Journal entitled “Cash Prices” under the sub-entry entitled “Precious Metals”) for the trading day on which Products are shipped to the refinery, or the next subsequent trading day if Products are shipped on a day when no Handy & Harmon base price is quoted. If either of such fixings or prices are discontinued, the daily calculated spot COMEX closing prices for such shipping date (or the next subsequent daily calculated spot COMEX closing prices if those prices are not quoted on any shipping date) shall be used. Spot Price for other minerals shall be determined from a source mutually agreed to by the Participants and generally accepted in the industry as accurately reflecting the price of such mineral on the open market at the date and at the place of shipment

“Technical Report” means a report prepared, filed and certified in accordance with this Agreement and National Instrument 43-101F (as the same may be amended or replaced from time to time), applicable to all companies listed on a Canadian stock exchange.

“Transfer” means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party (except as permitted under Subsection 8.2(j) and Section 8.6 of the Agreement), either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

EXHIBIT C

EXHIBIT D

To

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By And Between

MGC RESOURCES INC.,

And

BARRICK GOLD EXPLORATION INC.

NET SMELTER RETURNS ROYALTY CALCULATION

1.	Net Smelter Returns shall mean:

(a) In the case of Products refined into gold or silver of a purity of at least .995 in the case of gold and at least .999 in the case of silver (collectively “Refined Precious Metals”), the net number of troy ounces of Refined Precious Metals delivered or credited to the account of the remaining Participant, or its order, as the case may be, as evidenced by the metals return statements received from the refinery, subject in each case to final adjustments with the refinery, multiplied by the Deemed Sales Price as defined below, less the deductions as provided in Paragraph 1(d).

(b) In the case of Products (including refined metals) that are not Refined Precious Metals and which are sold by the remaining Participant, the gross amount actually received by the remaining Participant from the purchaser for the Products so sold, less the deductions as provided in Paragraph 1(d). If the purchaser of any such Products is an Affiliate of the seller, the Products will be valued at fair market value. If the parties fail to agree on such fair market value, the matter shall be resolved as provided in Article XVI of the Agreement.

(c) “Deemed Sales Price” means: In the case of gold, the average of the London PM fixings in U.S. Dollars for refined gold (as shown in the column of the Wall Street Journal entitled “Cash Prices” under the sub-entry entitled “Precious Metals”) for each trading day during the calendar month in which the final settlement date with the refinery falls, such date to be evidenced by the refinery metal return statements and, for any subsequent adjustment, for the calendar month in which such adjustment is made. In the case of silver, the average of the Handy & Harmon base price for silver in U.S. Dollars (as shown in the column of the Wall Street Journal entitled “Cash Prices” under the sub-entry entitled “Precious Metals”) for each trading day during the calendar month in which the final settlement date with the refinery falls, such date to be evidenced by the refinery metal return statements and, for any subsequent adjustment, for the calendar month in which such adjustment is made. If either of such fixings or prices are not available for any reason for more than half of the trading days in the relevant month, or are

EXHIBIT D

discontinued, the average of the daily calculated spot COMEX closing prices for such month shall be used.

(d) The remaining Participant shall deduct from Net Smelter Returns, but only to the extent actually incurred and borne by the remaining Participant:

(i) sales, use, gross receipts, severance, ad valorem, goods and services taxes, or any similar tax provided it is not subject to an input tax credit which is actually claimed and received, and other taxes, if any, however denominated, payable with respect to the existence, severance, production, removal, sale or disposition of Products, but excluding any taxes on net income, net proceeds, and any royalty or tax or lease payment based on units of production;

(ii) charges and costs, if any, for transportation to places where Products are smelted, refined and sold;

(iii) charges, costs and penalties, if any, for smelting, refining and marketing; and

(iv) royalties, rentals, fees and charges payable to the Government with respect to the Products.

In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by the remaining Participant, charges, costs and penalties with respect to such operations, including transportation, shall mean reasonable charges, costs and penalties for such operations but not in excess of the amounts that the remaining Participant would have incurred if such operations were carried out at facilities not owned or controlled by the remaining Participant then offering comparable custom services.

In the event the remaining Participant receives insurance proceeds for any loss of Products production, the remaining Participant shall pay to the royalty recipient the Net Smelter Returns Royalty on such Products, based upon a deemed sale of such Products deemed to have been made on the date such proceeds are received by the remaining Participant.

(e) All royalty payments shall be made in cash. Royalties shall be paid (i) for Refined Precious Metals on or before the 30th day after the last day of the calendar quarter in which the final settlement date for such Refined Precious Metals falls and (ii) for Products that are not Refined Precious Metals on or before the 30th day after the last day of the calendar quarter in which the remaining Participant or its Affiliates actually receives payment for such Products. Each such payment shall be provisional and subject to adjustment as of the end of the remaining Participant’s fiscal year. All royalty payments shall be accompanied by a statement and

EXHIBIT D

settlement sheet showing the quantities and grades of metals, ores, minerals, or materials mined and sold from the Properties, proceeds of sale, costs assays and other information in sufficient detail to explain calculation of the royalty payment.

(f) Within 90 days after the end of each calendar year, the remaining Participant shall deliver to the royalty recipient an unaudited statement of royalties paid during the year and the calculation thereof. All year-end statements shall be deemed true and correct six months after presentation, unless within that period the royalty recipient delivers notice to the remaining Participant specifying with particularity the grounds for each exception. The royalty recipient shall be entitled at the royalty recipient’s expense to an annual independent audit of the statement by a certified public accountant of recognized standing acceptable to the remaining Participant, but only if the royalty recipient delivers a demand for audit to the remaining Participant within three months after presentation of the related year-end statement. The remaining Participant shall account for any agreed upon excess or deficit in any payment made to the royalty recipient hereunder by adjusting the next quarterly royalty payment following completion of such audit to account for such excess or deficit. If the results of such audit reveal an underpayment of royalties in excess of ten percent (10%) of the amount that was otherwise owed, the remaining participant shall reimburse the royalty recipient for the reasonable costs of such audit.

(g) The remaining Participant may commingle ores and minerals from the Properties with other ores and minerals. Before commingling, the remaining Participant shall weigh (or calculate by volume), sample and assay such ores and minerals in accordance with sound mining and metallurgical practices for moisture and payable content. The remaining Participant shall keep records of such determination for one year after the end of the calendar year in which such determinations are made.

(h)  The royalty recipient shall have the inspection rights set forth in Subsection 5.1(c) of the Agreement.

(i)  All profits and losses resulting from the remaining Participant engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions (collectively “hedging transactions”) are specifically excluded from Net Smelter Returns Royalty calculation. All hedging transactions by the remaining Participant, and any profits or losses associated therewith, shall be solely for the remaining Participant’s account.

(j)  Not later than March 1 of each year the remaining Participant shall provide to the royalty recipient an annual report of all activities and operations conducted upon or with respect to the Properties during the preceding calendar year. Such annual report shall include estimates

EXHIBIT D

of proposed expenditures upon, anticipated production from, and estimated remaining ore reserves on the Properties as of the end of the preceding calendar year.

EXHIBIT D

EXHIBIT E

To

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By And Between

MGC RESOURCES INC.

And

BARRICK GOLD EXPLORATION INC.

NET PROCEEDS CALCULATION

1.1       Income and Expenses. Net Proceeds shall be calculated by deducting from the Gross Revenue (as defined below) realized (or deemed to be realized), such costs and expenses attributable to Exploration, Development, Mining, the marketing of Products and other Operations as would be deductible under generally accepted accounting principles and practices consistently applied, including without limitation:

(a)       All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the Mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use;

(b)       Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining of the Properties, including without limitation all state mining taxes, sales taxes, severance taxes, license fees and governmental levies of a similar nature;

(c)       Allowance for overhead in accordance with Paragraph 2.13 of Exhibit B;

(d)       All expenses incurred relative to the sale of Products, including an allowance for commissions at rates which are normal and customary in the industry;

(e)       All amounts payable to the remaining Participant during Mining pursuant to any applicable operating or similar agreement in force with respect thereto;

(f)        The actual cost of investment under the Agreement but prior to beginning of Mining, which shall include all expenditures for Exploration and Development of the

EXHIBIT E

Properties incurred by the non-withdrawing Participant both prior and subsequent to the withdrawing Participant acquiring a Net Proceeds interest;

(g)       Interest on monies borrowed or advanced for costs and expenses, but in no event in excess of the maximum permitted by law;

(h)	An allowance for reasonable working capital and inventory;

(i)        Costs of funding the Environmental Compliance Fund as provided in Paragraph 2.14 of Exhibit B;

(j)	Actual costs of Operations; and
(k)	Rental, royalty, production, and purchase payments.

For purposes hereof, the term “Gross Revenue” shall mean the sum of (i) gross receipts from sale of Products, less any charges for sampling, assaying, or penalties; (ii) gross receipts from the sale or other disposition of Assets; (iii) insurance proceeds; (iv) compensation for expropriation of Assets; and (v) judgment proceeds. Gross receipts for sale of Products shall mean: in the case of gold, the London PM fixing in U.S. Dollars for refined gold (as shown in the column of the Wall Street Journal entitled “Cash Prices” under the sub-entry entitled “Precious Metals”) for the date of sale; in the case of silver, the Handy & Harmon base price for silver in U.S. Dollars (as shown in the column of the Wall Street Journal entitled “Cash Prices” under the sub-entry entitled “Precious Metals”) for the date of sale; and for all other Products, the gross amount actually received by the remaining Participant from the purchaser for the Products so sold.

It is intended that the remaining Participant shall recoup from Gross Revenue all of its on-going contributions for Exploration, Development, Mining, Expansion and Modification and marketing Products before any Net Proceeds are distributed to any person holding a Net Proceeds interest. No deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining of the Properties an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods. If Products are processed by the remaining Participant, or are sold to an Affiliate of the remaining Participant, then, for purposes of calculating Net Proceeds, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to an arm’s length purchaser FOB the concentrator for the Properties, and Net Proceeds relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

EXHIBIT E

1.2       Payment of Net Proceeds. Payments of Net Proceeds shall commence in the calendar quarter following the calendar quarter in which Net Proceeds are first realized, and shall be made forty-five (45) days following the end of each calendar quarter during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each calendar year. The recipient of such Net Proceeds payments shall have the right to audit such payments following receipt of each payment by giving notice to the remaining Participant and by conducting such audit in accordance with Section 10.6 of the Agreement. Costs of such an audit shall be borne by the holder of the Net Proceeds interest described herein.

1.3       Definitions. All capitalized words and terms used herein have the same meaning as in the Agreement.

EXHIBIT E

EXHIBIT F

To

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By And Between

MGC RESOURCES INC.

And

BARRICK GOLD EXPLORATION INC.

INSURANCE

The Manager shall, at all times while conducting Operations, comply fully with the applicable worker’s compensation laws and purchase, or provide protection for the Participants comparable to that provided under standard form insurance policies for the following risk categories: (i) comprehensive public liability and property damage with combined limits of not less than $5,000,000 for bodily injury and property damage; (ii) automobile insurance with combined limits of not less than $5,000,000; and (iii) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. If the Manager elects to self-insure, it shall charge to the Business Account an amount equal to the premium it would have paid had it secured and maintained a policy or policies of insurance on a competitive bid basis in the amount of such coverage. Each Participant shall self-insure or purchase for its own account such additional insurance as it deems necessary.

EXHIBIT F

EXHIBIT G

To

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By And Between

MGC RESOURCES INC.

And

BARRICK GOLD EXPLORATION INC.

PREEMPTIVE RIGHTS

1.1       Preemptive Rights. If either Participant intends to Transfer all or any part of its Participating Interest, or an Affiliate of either Participant intends to Transfer Control of such Participant (“Transferring Entity”), but not in the event of a proposed acquisition of Control of an Affiliate of a Participant, such Participant shall promptly notify the other Participant of such intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). The other Participant shall have 30 days from the date such notice is delivered to notify the Transferring Entity (and the Participant if its Affiliate is the Transferring Entity) whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice. If it does so elect, the acquisition by the other Participant shall be consummated promptly after notice of such election is delivered;

(a)       If the other Participant fails to so elect within the period provided for above, the Transferring Entity shall have 120 days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable to the Transferring Entity than those offered by the Transferring Entity to the other Participant in the aforementioned notice;

(b)       If the Transferring Entity fails to consummate the Transfer to a third party within the period set forth above, the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Paragraph.

EXHIBIT G

1.2       Exceptions to Preemptive Right. Paragraph 1.1 above shall not apply to the following:

(a)       Transfer by either Participant of all or any part of its Participating Interest to an Affiliate;

(b)       Incorporation of either Participant, or corporate consolidation or reorganization of either Participant by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

(c)       Corporate merger or amalgamation involving either Participant by which the surviving entity or amalgamated company shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant; provided, however, that the value of the merging or amalgamating Participant’s Net Worth does not exceed 50% percent of the Net Worth of the surviving entity or amalgamated company;

(d)       the transfer of Control of either Participant by an Affiliate to such Participant or to another Affiliate;

(e)       subject to Subsection 14.2(f) of the Agreement, the grant by either Participant of a security interest in its Participating Interest by Encumbrance;

(f)        the creation by any Affiliate of either Participant of an Encumbrance affecting its Control of such Participant;

(g)       a sale or other commitment or disposition of Products or proceeds from sale of Products by either Participant upon distribution to it pursuant to Article XI of the Agreement; or

(h)       a transfer by an Affiliate of either Participant of direct Control of such Participant to a third party, provided the Net Worth of such Participant does not exceed 50% of the Net Worth of the transferring Affiliate, or does not exceed 50% of the Net Worth of Transferee.

For purposes hereof, the term “Net Worth” shall mean the remainder after total liabilities are deducted from total assets. In the case of a corporation, Net Worth includes both capital stock and surplus. In the case of a limited liability company, Net Worth includes member contributions. In the case of a partnership or sole proprietorship, Net Worth includes the original investment plus accumulated and reinvested profits.

EXHIBIT G